Exhibit 10.1

EXECUTION VERSION

CUSIP Number: 60819EAK0

60819EAL8

TERM LOAN AGREEMENT

Dated as of March 1, 2016

among

MOHAWK INDUSTRIES, INC.,

as the Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

and

The Other Lenders Party Hereto

¯¯¯¯

WELLS FARGO SECURITIES, LLC,

BARCLAYS BANK PLC,

J.P. MORGAN CHASE BANK, N.A.,

MERRILL LYNCH, PIERCE, FENNER &

SMITH INCORPORATED

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Bookrunners

BARCLAYS BANK PLC, BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A. and SUNTRUST BANK, as Syndication Agents

FIFTH THIRD BANK,

MIZUHO BANK, LTD.,

PNC BANK, NATIONAL ASSOCIATION,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

and

U.S. BANK, NATIONAL ASSOCIATION,

as Documentation Agents

i

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

TABLE OF CONTENTS (continued)

Section		Page

10.21	Reserved	94

10.22	Release of Guaranty	94

10.23	ENTIRE AGREEMENT	95

10.24	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	95

v

SCHEDULES

2.01	Commitments and Applicable Percentages
5.11(d)	Pension Plans
5.12	Subsidiaries; Other Equity Investments
7.01	Existing Liens
7.03	Existing Indebtedness
7.08(e)	Transactions with Affiliates
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Guarantor Joinder Agreement
G-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
G-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
G-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
G-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT is entered into as of March 1, 2016 among MOHAWK INDUSTRIES, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend, certain credit facilities to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 10.18.

“Additional Commitment Lender” has the meaning specified in Section 2.15(b).

“Administrative Agent” means Wells Fargo in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form provided by the Administrative Agent or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Term Loan Agreement, as may be further amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning specified in Section 10.19.

“Alternative Currency” means Euro.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Cash Balance” means, as of any date of determination, an amount equal to the lesser of:

(a) $250 million, and

(b) the sum (without duplication) of:

(i) 100% of the unrestricted cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries held in the United States as of such date of determination;

plus

(ii) an amount, as of such date of determination, equal to the lesser of: (A) 100% of the aggregate amount of unrestricted cash and Cash Equivalents of Foreign Subsidiaries that are Restricted Subsidiaries; and (B) the aggregate principal amount of the outstanding Loans (as defined in the Revolving Credit Agreement) made to any of the Foreign Borrowers (as defined in the Revolving Credit Agreement);

plus

(iii) an amount, as of such date of determination, equal to 65% of (A) the amount unrestricted cash and Cash Equivalents of the Foreign Subsidiaries that are Restricted Subsidiaries less (B) the amount yielded by clause (ii) above;

provided that if the Borrower certifies to the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent, as of the applicable date of determination (it being understood that such certification shall be renewed on each successive date of determination), that the Borrower is able to cause its Foreign Subsidiaries that are Restricted Subsidiaries to dividend or distribute 100% of their unrestricted cash to the Borrower without any tax liability with respect to such distributions or any other restrictions on such distributions, then the percentage specified in clause (iii) above shall be changed from “65%” to “100%”.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by such Lender’s Commitment (if any) and the aggregate principal amount of such Lender’s Loans outstanding at such time, subject to adjustment as provided in Section 2.17. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon (a) the Consolidated Net Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to
Section 6.02(b), or (b) the Rating Level, whichever results in more favorable pricing to the Borrower:

Applicable Rate

Pricing Level	Rating Level	Consolidated Net Leverage Ratio	Delayed Draw Ticking Fee	Eurocurrency Rate Loans	Base Rate Loans
1	I	<1.25:1	0.100%	1.000%	0.000%
2	II	≥1.25:1 but <1.75:1	0.125%	1.125%	0.125%
3	III	≥1.75:1 but <2.50:1	0.150%	1.250%	0.250%
4 5	IV V	≥2.50:1 but <3.25:1 ≥3.25:1	0.175% 0.225%	1.500% 1.750%	0.500% 0.750%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. Any increase or decrease in the Applicable Rate resulting from a change in the Rating Level shall become effective on the date of announcement of any change in the Moody’s Rating or the S&P Rating that results in such change in the Rating Level. The Applicable Rate in effect from the Closing Date until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) for the fiscal quarter ending April 2, 2016, shall be determined based upon Pricing Level 3.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC, Barclays Bank PLC, J.P. Morgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and SunTrust Robinson Humphrey, Inc., each in their capacity as a joint lead arranger and joint bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2014, and the related consolidated statements of income or operations, comprehensive income (loss), shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Delayed Draw Commitment Termination Date, (b) the date of termination of the Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Lender pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the Eurocurrency Rate plus 1.00%. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by Wells Fargo at its principal office in Charlotte, North Carolina as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) (A) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above or (B) that the Prime Rate or the Eurocurrency Rate no longer accurately reflects an accurate determination of the prevailing Prime Rate or Eurocurrency Rate, the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Base Rate, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in any of the foregoing will become effective on the effective date of such change in the Federal Funds Effective Rate, the Prime Rate or Eurocurrency Rate. Notwithstanding anything contained herein to the contrary, to the extent that the provisions of Section 3.03 shall be in effect in determining the Eurocurrency Rate pursuant to clause (c) hereof, the Base Rate shall be the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.

“Base Rate Loan” means a Loan (or portion of a Loan) that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Borrower” has the meaning specified in the first introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market; and

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day.

“Cash Equivalents” means, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof; provided that the full faith and credit of the United States is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Loan Party) organized under the laws of any State of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any governmental agency thereof and backed by the full faith and credit of the United States, in each case maturing within ninety (90) days or less from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above; (g) investments in bond and equity funds which funds have a Morningstar rating of four or higher and a term not in excess of twelve months; and (h) any other investments made by the Loan Parties or their Domestic Subsidiaries in securities having a maturity of twelve months or less which investments are made in accordance with the terms of an internal investment policy which policy shall be reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, auction rate securities shall not constitute “Cash Equivalents”. In the case of a Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the

United States of America, Cash Equivalents shall also include (i) investments of the types and maturities described in clauses (a) through (h) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign ratings agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (h) and in this sentence.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchasing card, electronic funds transfer and other cash management arrangements in the ordinary course of business of the Borrower and its Subsidiaries, but excluding any such agreement providing for overdraft services or overdraft financing that may remain outstanding for more than three Business Days.

“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement, and (b) any Lender (or any Affiliate of such a Lender) that is a party to a Cash Management Agreement on the Closing Date, in its capacity as a party to such Cash Management Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (x) (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (y) who were appointed by the Permitted Holders; or

(c) except as otherwise permitted pursuant to Section 7.04 or Section 7.05, the failure of the Borrower to, directly or indirectly, own and control 100% of the Equity Interests of each Guarantor.

“Closing Date” means March 1, 2016.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount equal to the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, Commitments shall equal $200,000,000.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or other form acceptable to the Administrative Agent in its sole discretion.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense that is paid or payable in cash during such period.

“Consolidated EBITDA” means, for any period for the Borrower and its Restricted Subsidiaries, on a consolidated basis, an amount equal to Consolidated Net Income for such period,

plus

(a) the sum of following to the extent deducted in calculating such Consolidated Net Income for such period (without duplication):

(i) Consolidated Interest Expense,

(ii) the provision for taxes, based on income, profits or capital, including without limitation, federal, state and local income taxes, franchise, value added and excise taxes and foreign withholding taxes, and penalties and interest related to such taxes or arising from any tax examination,

(iii) depreciation and amortization expense, including, without limitation, amortization of deferred financing fees and intangibles,

(iv) other non-recurring expenses (including non-cash items relating to the impairment of goodwill, non-cash write-down of intangibles, non-cash restructuring charges and non-cash charges related to plant closures) reducing such Consolidated Net Income which do not represent a cash item in such period or any future period,

(v) any (A) expenses or charges related to any issuance of Equity Interests, Investment, Disposition, casualty event, recapitalization or the incurrence or repayment of Indebtedness permitted hereunder, including a refinancing thereof (in the case of any of the foregoing, whether or not consummated) and any amendment or modification to the terms of any such transactions, and (B) restructuring charges or reserves and business optimization expenses, including any restructuring costs and integration costs incurred in connection with acquisitions and other Investments after the Revolving Closing Date (whether or not consummated), project start-up costs, costs incurred in connection with any strategic initiatives, costs related to the closure and/or consolidation of facilities, retention, recruiting, relocation, severance and signing bonuses and expenses, in each case to the extent paid (x) in cash during the applicable period and (y) within one (1) year of the event to which such fee, expense or charge relates, provided that the aggregate amount permitted to be added to Consolidated Net Income pursuant to this part (v) for any period shall not exceed 5% of Consolidated EBITDA as calculated by this definition (but without adding back any amounts pursuant to this clause (a)(v)) for such period;

(vi) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment or Disposition permitted hereunder to the extent actually reimbursed (but only to the extent not reflected as revenue or income in Consolidated Net Income and to the extent that the related expense, charge or loss was deducted in the determination of Consolidated Net Income),

(vii) expenses, charges or losses with respect to liability or casualty events or business interruption to the extent covered by insurance and actually reimbursed (but only to the extent not reflected as revenue or income in Consolidated Net Income and to the extent that the related expense, charge or loss was deducted in the determination of Consolidated Net Income), and

(viii) any other non-cash expenditure, charge or loss (including without limitation, the impact of purchase accounting and amount of any compensation deduction as the result of any grant of stock or stock equivalents to employees, officers, directors or consultants), excluding any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts receivable and inventory, minus

(b) the following to the extent included in calculating such Consolidated Net Income for such period (without duplication):

(i) federal, state, local and foreign income tax credits,

(ii) interest income, and

(iii) all non-cash items increasing Consolidated Net Income (excluding gains relating to write-ups, or decreases in reserves, with respect to accounts receivable and inventory).

For purposes of this Agreement and the other Loan Documents, Consolidated EBITDA shall be adjusted on a pro forma basis, in a manner reasonably acceptable to the Administrative Agent, to include,

as of the first day of any applicable period, any Investments to the extent consisting of an acquisition of any Person or all or substantially all of the business or a line of business of any Person (other than an Unrestricted Subsidiary) and Dispositions permitted under this Agreement, including, without duplication:

(x) adjustments permitted to be recognized in pro forma financial statements prepared in accordance with Regulation S-X of the Securities Act of 1933, and

(y) the amount of net cost savings and operating expense reductions projected by the Borrower in good faith to be realized as a result of specified actions taken or to be taken (in the good faith determination of the Borrower) in connection with any acquisition permitted hereunder, any other Investment or any Disposition (each a “Specified Transaction”) by the Borrower or any Restricted Subsidiary permitted hereunder, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions, so long as (A) such net cost savings and operating expense reductions are factually supportable, identifiable and reasonably expected to be realized within 12 months of such Specified Transaction, (B) an authorized financial officer of the Borrower provides to the Administrative Agent reasonably detailed computations of such net cost savings and operating expense reductions in a certificate executed by a Responsible Officer stating that such adjustment or adjustments are based on the reasonable and good faith belief of such officer at the time of the execution, (C) the aggregate amount of such net cost savings and operating expense reductions for such period does not exceed 5% of Consolidated EBITDA as calculated by this definition for such period (but prior to giving effect to this clause (y)), and (D) such net cost savings and operating expense reductions are approved by Administrative Agent in its reasonable discretion; provided that no cost savings or operating expense reductions shall be added pursuant to this clause (y) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending on or immediately prior to such date to (b) Consolidated Cash Interest Expense for the period of the four consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Interest Expense” means, for any period for the Borrower and its Restricted Subsidiaries, the sum (without duplication) of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP and (c) to the extent not reflected in clause (a) or (b) above, (i) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Swap Contracts with respect to Indebtedness, (ii) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances.

“Consolidated Net Funded Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis, (a) the sum of (i) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including the Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) all purchase money indebtedness, (iii) all direct obligations arising under letters of credit

(including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (iv) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (v) all Attributable Indebtedness, (vi) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (i) through (v) above of Persons other than the Borrower or any of its Restricted Subsidiaries, and (vii) all Indebtedness of the types referred to in clauses (i) through (vi) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Restricted Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Restricted Subsidiaries less (b) the Applicable Cash Balance as of such date of determination.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Restricted Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period determined in accordance with GAAP; provided that Consolidated Net Income shall exclude any income (or loss) for such period for any Person that is not a Restricted Subsidiary except to the extent of the aggregate amount of such net income actually distributed in cash by such Person (including by any Unrestricted Subsidiary) during such period to the Borrower or a Restricted Subsidiary as a dividend or other distribution.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending on or immediately prior to such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other written undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means a Borrowing.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Eurocurrency Rate Loans, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; and (b) when used with respect to a Eurocurrency Rate Loan, a rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such notification or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in a manner satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of (x) the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (y) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority or instrumentality thereof under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in any such case where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delayed Draw Commitment Termination Date” means September 1, 2016.

“Delayed Draw Funding Date” means the date of any Borrowing pursuant to Section 2.01.

“Delayed Draw Ticking Fee” has the meaning specified in Section 2.09(a).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests in to which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests not constituting Disqualified Equity Interests), pursuant to sinking fund obligations or otherwise except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments, (b) is redeemable at the option of the holder thereof (other than solely for Equity Interests not constituting Disqualified Equity Interests) in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Scheduled Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Restricted Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or any Restricted Subsidiary in order to satisfy the applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States and is not otherwise a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other

Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, insolvency or has been terminated; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means,

(a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for deposits in Same Day Funds in the relevant currency for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute Reuters page or screen that displays such rate, or on the appropriate page or screen of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) (in each case, the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days before the first day of such Interest Period, provided, that if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement, and provided, further, if the LIBOR Screen Rate shall not be available at such time for such Interest Period, the Eurocurrency Rate for such Eurocurrency Rate Loan shall be the Interpolated Rate.

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) the LIBOR Screen Rate, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day, provided, that if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement, and provided, further, if the LIBOR Screen Rate shall not be available at such time, the Eurocurrency Rate for such Loan shall be the Interpolated Rate; and

(c) in no event shall the Eurocurrency Rate be less than zero.

“Eurocurrency Rate Loan” means a Loan (or portion of a Loan) that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligation” means, with respect to the Borrower or any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of the Borrower or such Guarantor (as applicable) of, or the grant by such Guarantor or the Borrower (as applicable) of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Borrower’s or such Guarantor’s (as applicable) failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of the Borrower or such Guarantor (as applicable) or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Indenture” means that certain indenture dated as of January 31, 2013 (as supplemented by that first supplemental indenture dated as of January 31, 2013 and that second supplemental indenture dated as of June 9, 2015) by and between the Borrower, as issuer, and U.S. Bank National Association, as trustee.

“Facility” means the delayed draw term loan facility established pursuant to Section 2.01 in an amount equal to the aggregate amount of the Lenders’ Commitments and the aggregate principal amount of Loans outstanding at such time.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” has the meaning specified in the definition of “Base Rate”.

“Fee Letter” means that certain fee letter agreement dated as of February 3, 2016 among the Borrower, Wells Fargo Securities, LLC and Wells Fargo.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that (a) is organized under the laws of a jurisdiction other than the United States, or a state or political subdivision thereof including the District of Columbia, (b) is a Subsidiary of a Subsidiary described in clause (a) or (c) is organized under the laws of the United States or a state or political subdivision thereof including the District of Columbia that is a disregarded entity for purposes of the Code and all of or substantially all of the assets of which consist of Equity Interest of one or more Subsidiaries described in clause (a) above.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor Joinder Agreement” has the meaning specified in Section 6.14(a).

“Guarantors” means, collectively, each Domestic Subsidiary that Guarantees the Obligations, whether pursuant to Section 6.14 or otherwise.

“Guaranty” means that certain guaranty agreement made by the Borrower (with respect to Obligations of the Guarantors) and the Guarantors in favor of the Administrative Agent and the other Lender Parties pursuant to which the Borrower and the Guarantors Guarantee the Obligations, substantially in the form of Exhibit E.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters Swap Contract is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Increase Effective Date” has the meaning specified in Section 2.15(c).

“Incremental Term Loan” has the meaning specified in Section 2.15(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby, but excluding commercial), bankers’ acceptances (including any bankers’ acceptances arising from the drawing of commercial letters of credit), bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and payable in accordance with customary trade practices);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that in the case of Indebtedness which has not been assumed by such Person, the amount of the Indebtedness of such Person under this clause (e) shall be deemed to be the lesser of (i) the fair market value of the property subject to such Lien and (ii) the aggregate principal amount of the Indebtedness of such other Person secured thereby;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest in such Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any tax of a similar nature.

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December, with the first such date being the last Business Day of March 2016, and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately following Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“Interpolated Rate” means, at any time, for a given currency and for a given Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBOR Screen Rate, for the longest period (for which a LIBOR Screen Rate is available for such currency) that is shorter than such Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which a LIBOR Screen Rate is available for such currency) that exceeds such Interest Period, in each case, at such time; provided, that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Judgment Currency” has the meaning specified in Section 10.19.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the first introductory paragraph hereto. It is understood that with respect to any Alternative Currency, the term “Lender” includes such Lender’s branches and Affiliates to the extent applicable.

“Lender Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Lender Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party and any Hedge Bank.

“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.06, and the other Persons the Obligations owing to which are or are purported to be Guaranteed under the Guaranty.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR” has the meaning specified in the definition of “Eurocurrency Rate”.

“LIBOR Screen Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any acquisition permitted hereunder whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means a term loan by any Lender under the Facility and, where the context so requires, other Incremental Term Loans.

“Loan Documents” means this Agreement, each Note, the Guaranty, each Committed Loan Notice and the Fee Letter.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole; (b) an impairment of the ability of any Loan Party to perform any of its material obligations under any of the Loan Documents to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document to which it is a party.

“Material Subsidiary” means a Restricted Subsidiary that individually, or a collective reference to a group of Restricted Subsidiaries that collectively (calculated in each case with respect to any such Restricted Subsidiary on a stand-alone basis, without giving effect to Total Consolidated Assets attributable to the Subsidiaries of any such Subsidiary), represents more than five percent (5%) of the Total Consolidated Assets of the Borrower and its Domestic Subsidiaries. For the avoidance of doubt, for an Event of Default to occur under Section 8.01(f), (g) or (h) with respect to a group of Subsidiaries constituting a “Material Subsidiary”, the event, condition or circumstance described in Section 8.01(f), (g) or (h), as the case may be, must apply to each Subsidiary of such group.

“Maturity Date” means the earlier of (a) the Scheduled Maturity Date and (b) the Delayed Draw Commitment Termination Date in the event no Loans have been made on or prior to such date; provided that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Rating” means, on any date of determination, the rating most recently announced by Moody’s with respect to the long-term, non-credit enhanced senior unsecured debt issued by the Borrower, or if such rating is unavailable, the corporate family rating of the Borrower and its Subsidiaries issued by Moody’s (or any substantially similar successor rating, however styled).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions on behalf of participants who are or were formerly employed by any of them.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Lender Cash Management Agreement or Lender Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. In no event shall the Obligations include any Excluded Swap Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any

non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“Outstanding Amount” means, with respect to the Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.

“Overnight Rate” means, for any day,

(a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and

(b) with respect to any amount denominated in an Alternative Currency, the greater of (i) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans or Multiemployer Plans, as applicable, and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Holders” means: (a) any of (or any combination of) Jeffrey S. Lorberbaum and his siblings (whether natural or adopted); (b) any of the immediate family members of any individual referred to in clause (a) consisting of such individual’s spouse and lineal descendants (whether natural or adopted); (c) any trusts established for the sole benefit of any of the foregoing individuals; and (d) any corporation, partnership, limited liability company or other legal entity of which all of the outstanding Equity Interests are owned directly or indirectly, by any of the Persons (or any combination of the Persons) referred to in clauses (a) through (c) above.

“Permitted Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which it sells, conveys or contributes to capital or otherwise transfers (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest in) Receivables or interests therein and all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other obligations in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing and any deposit account or securities account into which collections in respect of the foregoing may be deposited (collectively, the “Related Assets”), all of which such sales, conveyances, contributions to capital or transfers shall be made by the transferor for fair value as reasonably determined by the Borrower (calculated in a manner typical for such transactions including a fair market discount from the face value of such Receivables) (a) to a trust, partnership, corporation or other Person (other than the Borrower or any Subsidiary (other than any Receivables Financing Subsidiary)), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in such Receivables and Related Assets, or (b) directly to one or more investors or other purchasers (other than the Borrower or any Subsidiary), it being understood that a Permitted Receivables Financing may involve (i) one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein (such as a sale, conveyance or other transfer to any Receivables Financing Subsidiary followed by a pledge of the transferred Receivables and Related Assets to secure Indebtedness incurred by the Receivables Financing Subsidiary), and all such transfers, pledges and Indebtedness incurrences shall be part of and constitute a single Permitted Receivables Financing, and (ii) periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, provided that any such transactions shall provide for recourse to any Restricted Subsidiary (other than any Receivables Financing Subsidiary) or the Borrower (as applicable) only in respect of the cash flows in respect of such Receivables and Related Assets and to the extent of breaches of representations and warranties relating to the Receivables, dilution of the Receivables, customary indemnities and other customary securitization undertakings in the jurisdiction relevant to such transactions.

The “amount” or “principal amount” of any Permitted Receivables Financing shall be deemed at any time to be (1) the aggregate principal or stated amount of the Indebtedness, fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such Permitted Receivables Financing, in each case outstanding at such time, or (2) in the case of any Permitted Receivables Financing in respect of which no such Indebtedness, fractional undivided interests or securities are incurred or issued, the cash purchase price paid by the buyer (other than any Receivables Financing Subsidiary) in connection with its purchase of Receivables less the amount of collections received by the Borrower or any Restricted Subsidiary in respect of such Receivables and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for participants who are current or former employees of the Borrower or any such Plan to which the Borrower is required to contribute on behalf of such participants.

“Platform” has the meaning specified in Section 6.02.

“Prime Rate” has the meaning specified in the definition of “Base Rate”.

“Public Lender” has the meaning specified in Section 6.02.

“Rating Level” at any time shall be determined in accordance with the then-applicable S&P Rating and the then-applicable Moody’s Rating as follows:

S&P Rating/Moody’s Rating	Rating Level
S&P Rating A- or higher / Moody’s Rating A3 or higher	I
S&P Rating BBB+ / Moody’s Rating Baa1	II
S&P Rating BBB / Moody’s Rating Baa2	III
S&P Rating BBB- / Moody’s Rating Baa3	IV
S&P Rating / Moody’s Rating does not qualify for Rating Levels I through IV	V

The Rating Level for any day shall be determined based upon the higher of the S&P Rating and the Moody’s Rating in effect on such day. If the S&P Rating and the Moody’s Rating are not the same (i.e., a “split rating”), the higher of such ratings shall control, unless the ratings differ by more than one level, in which case the rating one level below the higher of the two ratings shall control.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, lease of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper)).

“Receivables Financing Subsidiary” means any Wholly Owned Subsidiary of the Borrower which is the transferee of Receivables in connection with, and the borrower under, a Permitted Receivables Financing.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Refinancing Indebtedness” means with respect to any particular outstanding Indebtedness (the “Refinanced Indebtedness”) any Indebtedness the proceeds of which are used to refinance, refund, renew or extend such Refinanced Indebtedness; provided that (i) the amount of such refinancing, refunding, renewing or extending Indebtedness does not exceed the outstanding amount of the Refinanced Indebtedness except by an amount equal to a reasonable premium or other reasonable amount paid, and reasonable fees and expenses incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the final maturity date and weighted average life thereof shall not be prior to or shorter than that of the Refinanced Indebtedness and (iii) such refinancing, refunding, renewing or extending Indebtedness shall not constitute an obligation of any Restricted Subsidiary that shall not have been an obligor in respect of such Refinanced Indebtedness, and shall not constitute an obligation of the Borrower if the Borrower shall not have been an obligor in respect of such Refinanced Indebtedness and, in each case, shall constitute an obligation of such Restricted Subsidiary or of the Borrower only to the extent of their obligations in respect of such Refinanced Indebtedness.

“Register” has the meaning specified in Section 10.06(c).

“Related Assets” has the meaning specified in the definition of Permitted Receivables Financing.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.07(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate more than 50% of the sum of (a) the Total Outstandings and (b) the aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” has the meaning specified in Section 9.07(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or controller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), (c) any cancellation, forgiveness, payment, prepayment, redemption or acquisition for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) of any subordinated Indebtedness (other than (x) Refinancing Indebtedness in respect thereof permitted pursuant to Section 7.03 and (y) so long as no Default has occurred and is continuing, the payment of interest, expenses and indemnities in respect thereof (other than any such payments expressly prohibited by the subordination terms, if any, thereof)).

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revaluation Date” means, with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, (iii) such periodic intervals (no more frequent than monthly) as the Administrative Agent shall determine or the Required Lenders shall require and (iv) such other times as the Administrative Agent shall reasonably deem necessary in connection with the administration of this Agreement.

“Revolving Closing Date” means March 26, 2015.

“Revolving Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of March 26, 2015, by and among the Borrower, certain Subsidiaries of the Borrower, the lenders from time to time party thereto and Wells Fargo, as administrative agent.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“S&P Rating” means, on any date of determination, the rating most recently announced by S&P with respect to the long-term, non-credit enhanced senior unsecured debt issued by the Borrower, or if such rating is unavailable, the corporate family rating of the Borrower and its Subsidiaries issued by S&P (or any substantially similar successor rating, however styled).

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Country” means, at any time of determination, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time of determination, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or the Commonwealth of Australia, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by or acting on behalf of any such Person described in the preceding clause (a) or (b), or (d) any Person with which any Lender is prohibited under Sanctions relevant to it from dealing or engaging in transactions. For purposes of the foregoing, control of a Person shall be deemed to include where a Sanctioned Person (i) owns or has power to vote, directly or indirectly, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of the Person or other individuals performing similar functions for the Person, or (ii) has the power to direct or cause the direction of the management and policies of the Person, whether by ownership of equity interests, contracts or otherwise.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or by the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, Her Majesty’s Treasury of the United Kingdom or the Commonwealth of Australia.

“Scheduled Maturity Date” means March 1, 2019.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Substitute Rating” means, on any date of determination, the rating most recently announced by a Substitute Rating Agency with respect to the long-term, non-credit enhanced senior unsecured debt issued by the Borrower, or if such rating is unavailable, the corporate family rating of the Borrower and its Subsidiaries issued by such Substitute Rating Agency (or any substantially similar successor rating, however styled).

“Substitute Rating Agency” means Fitch, Inc., if then providing a debt rating or corporate family rating for the Borrower, or if not, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Borrower as a replacement agency for Moody’s or S&P, as the case may be.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means, with respect to the Borrower or any Guarantor, an obligation to pay or perform under any Swap Contract or any other agreement, contract or transaction that constitutes a “swap” within the meaning of § 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Incentive Program” means any city, county or state tax abatement or reduction program pursuant to which a Person transfers property to an industrial development authority or other governmental or quasi-governmental entity for the principal purpose of obtaining a full or partial abatement or reduction in real and/or personal property taxes.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $50,000,000.

“Total Consolidated Assets” means, as of any date of determination with respect to the Borrower, the total of all assets appearing on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries most recently furnished pursuant to Section 6.01.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Type” means, with respect to a Loan (or portion of a Loan), its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means each Foreign Subsidiary of the Borrower that becomes an Unrestricted Subsidiary in accordance with Section 2.18 (until such time, if ever, that such Foreign Subsidiary is re-designated as a Restricted Subsidiary in accordance with Section 2.18(b)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(3).

“Wells Fargo” means Wells Fargo Bank, National Association and its successors.

“Wholly Owned” means, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Equity Interest with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv)

all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section and Article headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement or any other Loan Document shall be prepared in conformity with, GAAP applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request in a written notice to the Administrative Agent, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP without giving effect to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement and the other Loan Documents or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided further that for purposes of calculating the covenants under this Agreement or any other Loan Document, any obligations of a Person under a lease (whether existing on the Closing Date or entered into thereafter) that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such Person prepared in accordance with GAAP as in effect on the Revolving Closing Date shall not be treated as a capitalized lease pursuant to this Agreement or the other Loan Documents solely as a result of (x) the adoption of changes in GAAP after the Revolving Closing Date (including, for the avoidance of doubt, any changes in GAAP as set forth in the FASB exposure draft issued on May 16, 2013 (as the same may be amended from time to time)) or (y) changes in the application of GAAP after the Revolving Closing Date (including the avoidance of doubt, any changes as set forth in the FASB exposure draft issued on May 16, 2013 (as the same may be amended from time to time)).

1.04 Rounding. Any financial ratios required to be maintained by the Borrower or any Restricted Subsidiary pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.06 Reserved.

1.07 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable) in the United States.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans.

Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Lender severally agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount not to exceed such Lender’s Commitment; provided that (a) there shall be no more than two (2) Delayed Draw Funding Dates and (b) the principal amount of each initial Borrowing shall be at least $50,000,000.00 (or, if less, the aggregate amount of the Commitments at such time). Notwithstanding the foregoing, if the total Commitments are not drawn during the Availability Period, the undrawn amount of the Commitments shall automatically be cancelled on the last day of the Availability Period. Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein; provided that each Loan denominated in an Alternative Currency shall be a Eurocurrency Rate Loan. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:30 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans made to the Borrower and denominated in Dollars to Base Rate Loans, (ii) four Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing by the Borrower of Base Rate Loans. Upon receipt of such notice the Administrative Agent shall give prompt notice to the Lenders of such request. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing (other than an initial Borrowing of Loans) of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in an Alternative Currency shall be in a principal amount of the applicable Alternative Currency Equivalent of $5,000,000 or a whole multiple of the applicable Alternative Currency Equivalent of $1,000,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, as the case may be, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the currency of the Loans to be borrowed, if applicable. If the Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing of Loans, then the Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice, then in the case of Loans requested to be made in Dollars to the Borrower, the applicable Loans shall be made as Base Rate Loans, and in all other cases the applicable Loans shall be made as Eurocurrency Rate Loans with an Interest Period of one month. If the Borrower fails to give a timely notice requesting a conversion or continuation of Eurocurrency Rate Loans such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds in the applicable currency of such Borrowing at the Administrative Agent’s Office for the applicable currency not later than 3:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction (or waiver in accordance with Section 10.01) of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower, as promptly as reasonably practicable, in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default under Section 8.01(a) or (f), or upon written notice to the Borrower from the Administrative Agent given at the direction of the Required Lenders during the existence of any other Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than four Interest Periods in effect in respect of the Facility.

2.03 Reserved.

2.04 Reserved.

2.05 Prepayments.

The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of the Alternative Currency Equivalent of $5,000,000 or a whole multiple of the Alternative Currency Equivalent of $1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage of such prepayment). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, during the Availability Period, upon notice to the Administrative Agent, terminate the Commitments, or from time to time permanently reduce the Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Commitments. Any reduction of the Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage (without giving effect to any adjustments under Section 2.17). All fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

(b) Mandatory. The Commitment of each Lender shall be automatically and permanently reduced on each Delayed Draw Funding Date by the amount of the applicable Borrowing funded by such Lender on such date. The Commitment of each Lender shall be automatically and permanently reduced to zero and terminated on the last day of the Availability Period.

2.07 Repayment of Loans.

The Borrower shall repay to each Lender on the Maturity Date the aggregate principal amount of Loans made to the Borrower by such Lender and outstanding on such date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate applicable to the Alternative Currency in which such Eurocurrency Rate Loan is denominated for such Interest Period plus the Applicable Rate; and (ii) each Loan denominated in Dollars and made to the Borrower as a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)   (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) Delayed Draw Ticking Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a delayed draw commitment fee (the “Delayed Draw Ticking Fee”) in Dollars equal to the Applicable Rate times the actual daily amount of the unused Commitments, subject to adjustment as provided in Section 2.17. The Delayed Draw Ticking Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the end of March, 2016, and on the last day of the Availability Period. The Delayed Draw Ticking Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Delayed Draw Funding Date Upfront Fees. On each Delayed Draw Funding Date, the Borrower shall pay to the Administrative Agent, for the account of each of the Lenders (including Wells Fargo), upfront fees in an amount equal to 5.0 basis points of the amount of the Loan that is funded by such Lender on such Delayed Draw Funding Date.

(c) Other Fees

(i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans determined by reference to the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in Alternative Currency as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder for a period of thirty (30) days after the date of the public filing of the Borrower’s annual audited financial statements that include the period during which such termination and repayment occurred.

2.11 Evidence of Debt.

The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) its Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the immediately following Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the immediately following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate otherwise applicable to the Loans comprising such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(iii) Payments in Other Currencies. To the extent that the Administrative Agent receives funds for application to the amounts owing by the Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Administrative Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.12, the Administrative Agent shall be entitled to convert or exchange such funds into Dollars or into an Alternative Currency or from Dollars to an Alternative Currency or from an Alternative Currency to Dollars, as the case may be, to the extent necessary to enable the Administrative Agent to distribute such funds in accordance with the terms of this Section 2.12, provided that the Borrower and each of the Lenders hereby agree that the Administrative Agent shall not be liable or responsible for any loss, cost or expense suffered by the Borrower or such Lender as a result of any conversion or exchange of currencies effected pursuant to this clause (iii) or as a result of the failure of the Administrative Agent to effect any such conversion or exchange; and provided further that the Borrower agrees to indemnify the Administrative Agent and each Lender, and hold the Administrative Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Administrative Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this clause (iii) save to the extent that it is found in a final nonappealable judgment of a court of competent jurisdiction that such loss, cost or expense resulted from the gross negligence or willful misconduct of the Administrative Agent or such Lender.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the applicable Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 [Reserved].

2.15 Increase in Commitments.

(a) Request for Increase. The Borrower may from time to time from the Closing Date to the Maturity Date, request by notice to the Administrative Agent one or more term loan tranches (each, an “Incremental Term Loan”); provided that (i) the principal amount for all such Incremental Term Loans in the aggregate since the Closing Date shall not exceed $300,000,000, (ii) any such request for an Incremental Term Loan shall be in a minimum amount of $75,000,000 (or a lesser amount in the event such amount represents all remaining availability under this Section) and (iii) each Incremental Term Loan shall constitute Obligations hereunder and shall be guaranteed pursuant to the Guaranty, if any, on a pari passu basis with the other Obligations hereunder.

(b) Process for Increase. Incremental Term Loans may be (but shall not be required to be) provided by any existing Lender, in each case on terms permitted in this Section 2.15 and otherwise on terms reasonably acceptable to the Administrative Agent, or by any other Person that qualifies as an Eligible Assignee (each such other Person, an “Additional Commitment Lender”) pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent; provided that the Administrative Agent shall have consented (in each case, such consent not to be unreasonably withheld) to each such Lender or proposed Additional Commitment Lender providing such Incremental Term Loan. No Lender shall have any obligation to participate in any Incremental Term Loan, and no consent of any Lender, other than the Lenders agreeing to provide any portion of an Incremental Term Loan, shall be required to effectuate such Incremental Term Loan.

(c) Effective Date and Allocations. The Administrative Agent and the Borrower shall determine the effective date of any Incremental Term Loan (the “Increase Effective Date”) and the final allocations therefor. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such Incremental Term Loan and the Increase Effective Date.

(d) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Term Loan, (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clause (a) of Section 6.01, (B) no Default exists and is continuing; and (C) the Borrower and its Restricted Subsidiaries are in pro forma compliance with each of the financial covenants contained in Section 7.12. Each Incremental Term Loan shall have the same terms as the outstanding Loans and be part of the Facility hereunder. This Agreement shall be amended (without the need to obtain the consent of any Lender other than the Lenders providing such Incremental Term Loans), in form and substance satisfactory to the Administrative Agent in order to implement the Incremental Term Loans; provided that the covenants, defaults, and other terms and provisions (including pricing) applicable to any Incremental Term Loan (i) shall be the same as the corresponding terms set forth in the then existing Loan Documents and (ii) shall not contravene any of the terms of the then existing Loan Documents. Notwithstanding the foregoing, in the case of any Limited Condition Acquisition funded in whole or in part by Incremental Term Loans, (i) the Lenders providing such Incremental Term Loans may agree to a “Funds Certain Provision” that does not impose as a condition to funding thereof that no Default exists at the time such Limited Condition Acquisition is consummated (other than under Sections 8.01(a), (f) and (g), none of which shall exist at the time of execution of the applicable acquisition agreement with respect to the Limited Condition Acquisition or the date of consummation of such Limited Condition Acquisition), in which event, the condition shall be that no Default shall exist on the date on which the applicable acquisition agreement for such Limited Condition Acquisition is executed and delivered by the parties thereto and (ii) the requirements regarding the representations and warranties referenced in clause (B) above and the financial covenants referenced in clause (C) above shall be tested on the date on which the acquisition agreement for such Limited Condition Acquisition is executed and delivered by the parties thereto and not on the Increase Effective Date or the date of the making of such Incremental Term Loans.

(e) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.16 Reserved.

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any ticking fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent, agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the other Lenders, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a

Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.18 Designation of Unrestricted and Restricted Subsidiaries. The Borrower may, at any time after the Closing Date and upon written notice to the Administrative Agent:

(a) designate any Foreign Subsidiary as an Unrestricted Subsidiary; provided that:

(i) such Foreign Subsidiary has no Indebtedness that is recourse to, Guaranteed by, or secured by a Lien on the assets of, the Borrower or any of its Restricted Subsidiaries;

(ii) the Borrower and its Restricted Subsidiaries are in pro forma compliance with each of the covenants in Section 7.12, immediately before and immediately after giving effect to such designation;

(iii) both at the time of and immediately after giving pro forma effect to such designation (1) the Borrower and its Restricted Subsidiaries are in compliance with each of the covenants set forth in Section 7.12 and (2) the Consolidated Net Leverage Ratio is not greater than 3.50 to 1.00; and

(iv) no Foreign Subsidiary may be so designated unless each of its direct and indirect Subsidiaries satisfies each of the requirements in clauses (i) through (iii) of this Section 2.18(a); and

(b) designate any Unrestricted Subsidiary as a Restricted Subsidiary so long as (i) no Default shall have occurred and be continuing at the time of such re-designation or would result therefrom, (ii) the Borrower and its Restricted Subsidiaries are in pro forma compliance with each of the covenants set forth in Section 7.12 both immediately before and immediately after giving effect to such re-designation and (iii) at the time of such designation all Indebtedness of such Subsidiary shall be permitted pursuant to one or more applicable exceptions to the limitations on Indebtedness contained in Section 7.03.

Any Foreign Subsidiary that is not designated as an Unrestricted Subsidiary shall be a Restricted Subsidiary for all purposes in this Agreement and the other Loan Documents. Any designation of a Foreign Subsidiary as an Unrestricted Subsidiary or a Restricted Subsidiary shall (x) be deemed a representation and warranty by the Borrower that each of the requirements in clause (a) or (b) of this Section, as applicable, are satisfied in all respects and (y) with respect to any designation of an Unrestricted Subsidiary, also serve as an effective designation of each of its Subsidiaries as Unrestricted Subsidiaries for purposes of this Agreement and the other Loan Documents.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Defined Terms. For purposes of this Section 3.01, any reference to “applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes. All payments to be made by the Loan Parties under or in connection with the Loan Documents have been calculated without regard to Indirect Tax. If all or part of any such payment is the consideration for a taxable supply or chargeable with Indirect Tax and if the Administrative Agent or any other Lender Party is liable to pay such Indirect Tax to the relevant Governmental Authority then (i) the Administrative Agent or such Lender Party, as applicable, shall promptly provide to the applicable Loan Party a tax invoice complying with the relevant law relating to such Indirect Tax, and (ii) when the applicable Loan Party makes the payment it must pay to the Administrative Agent or the applicable Lender Party, as the case may be, an additional amount equal to that payment (or part) multiplied by the appropriate rate of Indirect Tax as set forth in such invoice. Where a Loan Document requires a Loan Party to reimburse any Lender Party for any costs or expenses and such Lender Party incurs Indirect Tax in respect of such costs or expenses, then such Lender Party will promptly provide to the applicable Loan Party a tax invoice complying with the relevant law relating to that Indirect Tax and such Loan Party shall promptly pay to such Lender Party the amount of such Indirect Tax set forth in such invoice. The obligations of the Loan Parties to pay, reimburse or indemnify the Lender Parties in respect of Indirect Taxes shall be governed solely by the provisions of this subsection (c) (excluding the first sentence hereof).

(d) Indemnification by the Loan Parties. Each Loan Party shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted by such Loan Party from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any applicable Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of each such Loan Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any

Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the case of the Borrower,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower on behalf of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower on behalf of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI;

(3)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(j) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

3.02 Illegality. If (x) any Lender in good faith determines (which such determination shall, absent manifest error, be final and conclusive and binding upon all parties) that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to issue, make, maintain or fund any Credit Extension (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, or (y) any Alternative Currency becomes no longer freely transferable and convertible into Dollars, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain or fund any such Credit Extension, or to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (which such Lender agrees to do promptly upon the occurrence thereof). Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or convert all such Eurocurrency Rate Loans of such Lender to (A) in the case of such Loans that are made to the Borrower and denominated in Dollars, Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), or (B) in the case of any other Loan, a Loan bearing interest at the applicable Overnight Rate for the currency in which such Loan was denominated prior to such conversion plus the Applicable Rate for Eurocurrency Rate Loans. Such prepayment or conversion shall occur either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders in good faith determine (which such determination shall, absent manifest error, be final and conclusive and binding upon all parties) that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of (or a conversion to) (A) in the case of such Loans that are (or are proposed to be) made to the Borrower and denominated in Dollars, Base Rate Loans in the amount specified therein or (B) in the case of any other Loans, a Loan bearing interest at the Overnight Rate for the requested currency, or in the case of a conversion of an existing Loan, the currency in which such Loan was denominated prior to such conversion plus the Applicable Rate for Eurocurrency Rate Loans.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Loans, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London or other applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender in good faith determines (which such determination shall, absent manifest error, be final and conclusive and binding upon all parties) that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for, and hold such Lender harmless, from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c) any failure by the Borrower to make payment of any Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract but excluding any loss of profits or margin. The Borrower shall also pay any reasonable and customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or any additional amount to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04 or gives a notice provided for under Section 3.02 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO EFFECTIVENESS AND CREDIT EXTENSIONS

4.01 Conditions to Effectiveness of this Agreement and Initial Credit Extension. The effectiveness of this Agreement and the obligation of each Lender to make its initial Loan hereunder during the Availability Period is subject to satisfaction of the following conditions precedent on or before the Closing Date:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or “PDFs” (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (as applicable), each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each Lender:

(i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) Notes executed by the Borrower in favor of each Lender that has requested Notes at least two (2) Business Days in advance of the Closing Date;

(iii) such certificates, resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers, secretaries or assistant secretaries (or other individuals performing similar functions) of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Loan Parties is validly existing, in good standing or the equivalent thereof (to the extent applicable) and qualified to engage in business in its jurisdiction of incorporation or organization,

(v) a favorable opinion of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender (and expressly permitting reliance by successors and assigns of the Administrative Agent and each Lender), as to the matters concerning the Loan Parties and the Loan Documents as the Administrative Agent or the Required Lenders may reasonably request;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied , (B) that there has been no event or circumstance since December 31, 2014 that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect, (C) after giving effect to this Agreement the transactions contemplated hereby, the Borrower and each Guarantor is Solvent and (D) after giving effect to this Agreement, no Default or Event of Default shall exist; and

(viii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) There shall not be any actions, suits, bankruptcy, proceedings, claims or disputes pending or, to the knowledge of the Borrower overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (i) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (ii) could reasonably be expected to have a Material Adverse Effect.

(c) The Administrative Agent shall have received at least 5 Business Days prior to the Closing Date all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of the Lenders in writing at least 10 Business Days prior to the Closing Date.

(d) Any fees and expenses required to be paid on or before the Closing Date under the Fee Letter and the “Commitment Letter” (as defined in the Fee Letter) or under any Loan Document shall have been paid.

(e) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least two (2) Business Days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(f) The Borrower shall have provided to the Administrative Agent calculations, in form and detail reasonably satisfactory to the Administrative Agent and the Lenders, demonstrating pro forma compliance with the financial covenants set forth in Section 7.12 as of the most recent quarter end prior to the Closing Date for which financial statements are available.

(g) The Arrangers will not have become aware since February 3, 2016 of any material information or other matter that is inconsistent in a material and adverse manner with any previous due diligence, information or matter (including any financial information and projections previously delivered to the Arrangers).

(h) The Arrangers shall have completed all confirmatory legal, tax, accounting, business, financial, environmental and ERISA due diligence concerning each element of the transactions contemplated hereby and the Borrower and its Subsidiaries, in each case, in scope and with results in all respects satisfactory to the Arrangers in their sole discretion.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of (i) the Borrower contained in Article V (other than the representations and warranties in Section 5.05(b) and Section 5.06(b)) and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Credit Extension (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date) and except that for purposes of this Section 4.02, the representations and warranties contained in subsection (a) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clause (a) of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) The Borrower shall have paid to the Administrative Agent, for the account of the Lenders, the upfront fees required to be paid on each Delayed Draw Funding Date pursuant to Section 2.09(b).

(e) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

(f) If an Incremental Term Loan is requested, all conditions set forth in Section 2.15 have been satisfied.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower, as to itself and its Subsidiaries, represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each Restricted Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing or the equivalent thereof (to the extent applicable) under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing or the equivalent thereof (to the extent applicable) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (solely with respect to a Restricted Subsidiary that is not a Loan Party), clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party that is a party thereto, enforceable against each Loan Party that is party thereto in accordance with its terms; provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar Laws affecting the enforcement of creditors’ rights generally.

5.05 Financial Statements; No Material Adverse Effect; Casualty Events.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Restricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance (including, without limitation, any casualty event), either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) The projections that have been delivered to the Administrative Agent pursuant to Section 4.01 or any projections hereafter delivered to the Administrative Agent have been prepared in light of the past operations of the businesses of the Borrower and its Restricted Subsidiaries and are based upon estimates and assumptions stated therein, all of which the Borrower has determined to be reasonable in light of then current conditions and current facts and reflect the good faith and reasonable estimates of the Borrower of the future financial performance of the Borrower and its Restricted Subsidiaries of the other information projected therein for the periods set forth therein (it being understood that actual results may differ from those set forth in such projections).

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower, the Guarantors or any of their respective Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property. Each of the Borrower and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property and good title to, or valid leasehold interests in, all personal property, in each case necessary to the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, except where the failure to have such title or other interest could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09 Environmental Compliance. The Borrower and its Subsidiaries are in compliance with all Environmental Laws, other than those the failure with which to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Taxes. There is no proposed tax assessment against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

5.11 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code or an application for such a letter is currently being processed by the Internal Revenue Service or (ii) is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the Internal Revenue Service with respect to such prototype or volume submitter plan. To the knowledge of the Borrower, nothing has occurred that could reasonably be expected to prevent or cause the loss of such tax-qualified status.

(b) Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect (i) there are no pending or, to the knowledge of the Borrower or any ERISA Affiliate,

threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Pension Plan; (ii) none of the Borrower, the Guarantors or any ERISA Affiliate has engaged in a non-exempt “prohibited transaction”, (as defined in Section 406 of ERISA and Section 4975 of the Code), in connection with any Plan or Pension Plan, that could reasonably subject any Loan Party to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code; and (iii) there has been no violation of the fiduciary responsibility rules with respect to any Plan or Pension Plan.

(c) Except as would not reasonably be expected to have a Material Adverse Effect: (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the next valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which are delinquent; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to become subject to Section 4069 or Section 4212(c) of ERISA.

(d) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan on the Closing Date, other than those listed on Schedule 5.11(d) hereto.

5.12 Subsidiaries; Equity Interests. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are (as applicable) fully paid and nonassessable and are owned by the applicable Loan Party in the amounts specified on Part (a) of Schedule 5.12 free and clear of all Liens (other than Liens permitted under Section 7.01). As of the Closing Date, the Borrower owns no Equity Interests in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.12. All of the outstanding Equity Interests in the Borrower have been validly issued, and are fully paid and nonassessable. As of the Closing Date, each Subsidiary that constitutes a Material Subsidiary under the individual 5% test described in the definition of “Material Subsidiary” is identified as such in Part (a) of Schedule 5.12.

5.13 Margin Regulations; Investment Company Act.

(a) Neither the Borrower nor any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (of the Borrower and its Restricted Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b) Neither the Borrower nor any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (other than information of a general economic or general industry nature), as and when furnished and taken as a whole with all such reports, financial statements, certificates and other information previously furnished, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower makes only those representations set forth in Section 5.05(c).

5.15 Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16 Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of the Borrower is set forth on Schedule 10.02.

5.17 Intellectual Property; Licenses, Etc. The Borrower and each of its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where the failure to own or possess such rights, or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. The Borrower and its Restricted Subsidiaries (taken as a whole) are Solvent.

5.19 [Reserved].

5.20 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably intended to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents that will act in any capacity in connection with or benefit from the Facility, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower or any Subsidiary thereof or (b) to the knowledge of the Borrower, any director, officer, employee or agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Facility, is a Sanctioned Person, except as licensed by OFAC or otherwise in accordance with applicable Law.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) obligations and liabilities under Lender Cash Management Agreements and Lender Hedge Agreements) shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent (who shall distribute the same to the Lenders):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (including the fiscal year ending December 31, 2015) (or, if earlier, 10 Business Days after the date required to be filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, comprehensive income (loss) and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with auditing standards generally accepted in the United States of America or the standards of the Public Company Accounting Oversight Board (or any entity succeeding to its principal functions), as applicable, and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and accompanied by a report containing management’s discussion and analysis of such financial statements for the fiscal year then ended;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending April 2, 2016) (or, if earlier, 10 Business Days after the date required to be filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations and comprehensive income (loss) for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) promptly upon becoming available, but in no event later than forty (40) days after the end of each fiscal year (commencing with the fiscal year of the Borrower ending December 31, 2015), a projected consolidated financial budget (including forecasted balance sheets, statements of income and loss and summary cash flow items) of the Borrower and its Restricted Subsidiaries for such fiscal year, in a format reasonably acceptable to the Administrative Agent, together with such supporting information as the Administrative Agent may reasonably request. Such projected financial budget shall be prepared on a quarterly basis. Such projected financial budget shall have been prepared on the basis of assumptions that the Borrower believes to be reasonable as of the date of preparation of such budget in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ from those set forth in such projected financial budget).

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent (who shall distribute the same to the Lenders) in form and detail satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event (it being understood that any such certificate may be subject to reasonable and customary limitations of applicable policies and procedures of such accountants, including Statement of Auditing Standards 62);

(b) commencing with the delivery of the financial statements for the fiscal quarter ending April 2, 2016, concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) together with a certificate signed by such officer and containing (A) the amount of the Total Consolidated Assets as of the most recent fiscal quarter end or fiscal year end, as the case may be, and confirming compliance with each of the baskets in Sections 7.03(g) and 7.05(f), and (B) a listing of (1) each Restricted Subsidiary and (2) each Restricted Subsidiary that constitutes a Material Subsidiary under the individual 5% test described in the definition of “Material Subsidiary” and (ii) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the stockholders of the Borrower generally, and copies of all annual, regular, periodic and special reports and material registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to the holders of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Administrative Agent pursuant to Section 6.01 or any other clause of this Section 6.02; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b), Section 6.02(c) or Section 6.03(b), (c), (d) or (e)(i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that reasonably requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for Compliance

Certificates, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices. Promptly after a Responsible Officer of the Borrower obtains actual knowledge thereof, notify the Administrative Agent (who shall distribute such notice to the Lenders):

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Restricted Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event which could reasonably be expected to have a Material Adverse Effect;

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Borrower referred to in Section 2.10(b); and

(e) of (i) any announcement by Moody’s or S&P of any change in the Moody’s Rating or the S&P Rating, respectively or (ii) any instruction by the Borrower to Moody’s or S&P not to provide the Moody’s Rating or the S&P Rating, respectively.

Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with reasonable particularity any and all provisions of this Agreement and any other Loan Document that the Borrower believes in good faith have been breached.

6.04 Payment of Taxes and Claims. Pay and discharge as the same shall become due and payable, (a) all federal and other tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary or (ii) the failure to so pay or discharge the same could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (b) all lawful claims other than claims which, if unpaid, could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and in good standing or the equivalent thereof (to the extent applicable) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05.

(b) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c) Preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. Except where the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect:

(a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and

(b) make all necessary repairs thereto and renewals and replacements thereof.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance customary for Persons engaged in the same or similar business) as are customarily carried under similar circumstances by such other Persons.

6.08 Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP (other than the books and records of Foreign Subsidiaries that are kept in accordance with local accounting rules) consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ reasonable and customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent and the Lenders shall coordinate with one another regarding any visits under this Section and shall not exercise such rights more often than one (1) time during any calendar year absent the existence of an Event of Default (it being understood that each Lender may be represented in such annual visit or inspection, which shall be organized by the Administrative Agent and that during the continuation of an Event of Default such visits and inspections may be conducted by the Administrative Agent or any Lender at any time during normal business hours and without prior notice and without regard to any limitation as to the number of such visits and inspections in any calendar year). So long as at such time no Default exists, the Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section, neither the Borrower nor any Restricted Subsidiary will be required to disclose, permit inspection of, examination or making copies or abstracts of, or discussion of, any document, information or other matter (a) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or contractors) is prohibited by applicable Law or any binding contract that is not entered into in contemplation of any such inspection or disclosure or (b) that is subject to attorney-client privilege or constitutes attorney work product.

6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for funding working capital and general corporate purposes (including capital expenditures, non-hostile acquisitions and other Investments and the redemption or repurchase of the notes issued under the Existing Indenture) not in contravention of any Law or of any Loan Document.

6.12 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

6.13 [Reserved].

6.14 Covenant to Guarantee.

(a) Guarantors. In the event any Domestic Subsidiary becomes a Borrower (as defined in the Revolving Credit Agreement) or a Guarantor (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement or any Refinancing Indebtedness in respect thereof, concurrently cause such Domestic Subsidiary to:

(i) become a Guarantor by execution and delivery to the Administrative Agent of a joinder agreement in substantially the form of Exhibit F or in such other form as is reasonably acceptable to the Administrative Agent (a “Guarantor Joinder Agreement”); and

(ii) in furtherance of clause (i) above, deliver to the Administrative Agent for the benefit of the Lender Parties, (A) such other document or documents as the Administrative Agent shall reasonably deem appropriate to effect the purposes set forth in such clause, (B) such documents and certificates referred to in Section 4.01 (including, without limitation, legal opinions) as may be reasonably requested by the Administrative Agent and (C) such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.15 Further Assurances. Promptly upon the written request by the Administrative Agent (which may act at the request of any Lender), the Borrower or the applicable Loan Party shall (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

6.16 Reserved.

6.17 Corporate Ratings. Use commercially reasonable efforts to maintain both a Moody’s Rating and a S&P Rating at all times; provided, that if a Moody’s Rating or S&P Rating is not available or cannot be obtained by using commercially reasonable efforts, then the Borrower shall use commercially reasonable efforts to obtain a Substitute Rating and upon obtaining a Substitute Rating, all references to whichever of the Moody’s Rating or the S&P Rating is not available or obtainable shall be deemed to be references to the Substitute Rating.

6.18 Compliance with Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures reasonably intended to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) obligations and liabilities under Lender Cash Management Agreements and Lender Hedge Agreements) shall remain unpaid or unsatisfied, (x) with respect to each negative covenant in this Article VII other than Section 7.03, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, and (y) solely with respect to the negative covenant in Section 7.03, the Borrower shall not permit any Restricted Subsidiary (other than the Guarantors) to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) any such Lien does not extend to any additional property other than after-acquired property that is affixed or incorporated into the property covered by the renewed or replaced Liens, and the proceeds and products of such property, (ii) the amount secured or benefited thereby is not increased except as contemplated in the definition of “Refinancing Indebtedness”, (iii) the direct or any contingent obligor with respect thereto is not changed (other than releases of contingent obligors), and (iv) any renewal or extension of the Indebtedness (if any) secured or benefited thereby is permitted Refinancing Indebtedness;

(c) Liens for taxes, assessments and other governmental charges that are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business (and not securing Indebtedness) which are not overdue for a period of more than 30 days or, if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien, or which are being contested in good faith and by appropriate proceedings diligently conducted;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (and not securing Indebtedness) and (ii) pledges and deposits in the ordinary course of business securing liability for customary reimbursement and indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries;

(f) deposits to secure the performance of bids, trade contracts, government contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than bonds related to judgments or litigation);

(g) easements, rights-of-way, restrictions (including zoning restrictions) and other similar encumbrances and other title defects affecting real property which, in the aggregate, do not in any case materially detract from the value of the properties of, or materially interfere with the ordinary conduct of the business of, the Borrower and its Restricted Subsidiaries taken as a whole;

(h) Liens securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds relating to such judgments;

(i) Liens securing Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets (including Refinancing Indebtedness in respect of such Indebtedness); provided that (i) the aggregate amount of Indebtedness secured by such Liens permitted at any time under this subsection (i) shall not exceed $75,000,000, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such financed property and the products and proceeds of such property and (iii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) Liens on assets of (i) any Subsidiary which are in existence at the time that such Subsidiary is acquired and (ii) the Borrower or any Restricted Subsidiary existing at the time such assets are purchased or otherwise acquired by the Borrower or such Restricted Subsidiary pursuant to a transaction permitted pursuant to this Agreement; provided that with respect to each of the foregoing clauses (i) and (ii), such Liens (A)(1) only secure Indebtedness (including Refinancing Indebtedness in respect thereof) that was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets and (2) neither the Borrower nor any Restricted Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness; (B) attach only to specific assets and do not constitute a blanket or all asset Lien and (C) do not extend to, or attach to, any of the other assets of the Borrower, the Guarantors or any of its or their Restricted Subsidiaries;

(k) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code as in effect in the relevant jurisdiction and (ii) Liens of any depositary bank or securities intermediary in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account or securities account of any Loan Party or any Restricted Subsidiary thereof, including any Lien granted in the ordinary course which arises from the general banking conditions (algemene bankvoorwaarden) as generally applied in respect to Belgian or Dutch bank accounts;

(l) (i) contractual or statutory Liens of lessors to the extent relating to the property and assets relating to any lease agreements with such lessors and (ii) contractual Liens of suppliers (including sellers of goods) or customers to the extent limited to the property or assets relating to such contract, and all products and proceeds thereof;

(m) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business; provided that the same do not interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o) Liens on insurance policies of the Borrower and its Restricted Subsidiaries and the proceeds thereof securing the financing of the premiums with respect to such insurance policies;

(p) Liens (i) solely on cash advances in favor of the seller of any property to be acquired in an acquisition or other Investment to be applied against the acquisition price for such acquisition or other Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(q) Liens arising out of customary conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(r) Liens deemed to exist in connection with Investments in repurchase agreements and reasonable and customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(s) purported Liens evidenced by the filing of precautionary UCC financing statements not evidencing a security interest in any of the property of the Borrower or any of its Restricted Subsidiaries;

(t) Liens on Receivables and Related Assets arising under any Permitted Receivables Financing permitted under Section 7.03(f), provided that any such Lien shall only apply to Receivables of the Borrower or any applicable Subsidiary purported to be transferred to a Receivables Financing Subsidiary or another applicable Person in accordance with the applicable Permitted Receivables Financing and to the Related Assets with respect thereto; and

(u) additional Liens securing obligations of the Borrower and its Restricted Subsidiaries, provided that the aggregate amount of such obligations at the time of incurrence, when combined (without duplication) with the aggregate principal amount of all Indebtedness incurred pursuant to Section 7.03(g), shall not exceed the greater of (A) 10% of the Total Consolidated Assets of the Borrower and its Restricted Subsidiaries as of the last day of the fiscal quarter or fiscal year immediately preceding the date of such incurrence for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 6.01 and (B) $870,000,000 (it being acknowledged and agreed that no Default shall be deemed to have occurred if the value of all such obligations subject to such Liens incurred under this subsection (u), when combined (without duplication) with the aggregate principal amount of all Indebtedness incurred pursuant to Section 7.03(g), shall at a later time exceed 10% of the Total Consolidated Assets of the Borrower and its Restricted Subsidiaries so long as at the time of each such incurrence each such incurrence was permitted to be made under this subsection (u)); provided, further, that for purposes of this Section 7.01(u), at the Borrower’s election, Total Consolidated Assets may be adjusted on a pro forma basis, to include, as of the first day of the applicable period, assets of the Borrower and its consolidated Subsidiaries acquired pursuant to any acquisition not prohibited hereunder (1) consummated after the last day of the period covered by the applicable financial statements and (2) for which the aggregate consideration paid by the Borrower and its Restricted Subsidiaries exceeds $20,000,000. To elect any such pro forma adjustment, the Borrower shall deliver to the Administrative Agent, prior to the date of such incurrence, a certificate signed by a Responsible Officer of the Borrower indicating the date of the applicable acquisition, the adjustment amount from assets acquired pursuant to such acquisition and the Total Consolidated Assets of the Borrower and its Restricted Subsidiaries after giving effect to such pro forma adjustment.

7.02 [Reserved].

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any Refinancing Indebtedness in respect thereof;

(c) Guarantees of the Borrower or any Restricted Subsidiary in respect of Indebtedness otherwise permitted hereunder;

(d) unsecured intercompany Indebtedness owed by the Borrower or any Restricted Subsidiary to the Borrower or another Restricted Subsidiary;

(e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets permitted under Section 7.01(i);

(f) Indebtedness in respect of Permitted Receivables Financings of the Borrower and/or its Domestic Subsidiaries so long as (i) the aggregate outstanding amount of all Permitted Receivables Financings of the Borrower and/or its Domestic Subsidiaries shall not exceed $700,000,000 at any time, and (ii) no such Indebtedness is in the form of a term loan facility; and

(g) additional Indebtedness in an aggregate principal amount at the time of incurrence that, when combined (without duplication) with the amount of all other Indebtedness incurred previously pursuant to this subsection (g) and the amount of all other Indebtedness of the Borrower and its Restricted Subsidiaries subject to a Lien permitted under Section 7.01(u) (and after giving credit for any permanent repayments of any such Indebtedness so incurred), determined as of the date of such incurrence (and after giving pro forma effect to such proposed incurrence), shall not exceed the greater of (i) 10% of the Total Consolidated Assets of the Borrower and its Restricted Subsidiaries as of the last day of the fiscal quarter or fiscal year immediately preceding such date of incurrence for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 6.01 and (ii) $870,000,000 (it being acknowledged and agreed that no Default shall be deemed to have occurred if the aggregate amount of all such Indebtedness incurred under this subsection (g), when combined (without duplication) with the amount of all other Indebtedness incurred previously pursuant to this subsection (g) and the amount of all other Indebtedness of the Borrower and its Restricted Subsidiaries subject to a Lien permitted under Section 7.01(u) (and after giving credit for any permanent repayments of any such Indebtedness so incurred), shall at a later time exceed 10% of the Total Consolidated Assets of the Borrower and its Restricted Subsidiaries so long as at the time of each such incurrence each such incurrence was permitted to be made under this subsection (g)); provided, further, that for purposes of this Section 7.03(g), at the Borrower’s election, Total Consolidated Assets may be adjusted on a pro forma basis, to include, as of the first day of the applicable period, assets of the Borrower and its consolidated Subsidiaries acquired pursuant to any acquisition not prohibited hereunder (1) consummated after the last day of the period covered by the applicable financial statements and (2) for which the aggregate consideration paid by the Borrower and its Restricted Subsidiaries exceeds $20,000,000. To elect any such pro forma adjustment, the Borrower shall deliver to the Administrative Agent, prior to the date of such incurrence, a certificate signed by a Responsible Officer of the Borrower indicating the date of the applicable acquisition, the adjustment amount from assets acquired pursuant to such acquisition and the Total Consolidated Assets of the Borrower and its Restricted Subsidiaries after giving effect to such pro forma adjustment;

(h) unsecured Indebtedness of Foreign Subsidiaries pursuant to the Revolving Credit Agreement in an aggregate principal amount not to exceed $750,000,000 and any Refinancing Indebtedness in respect thereof; and

(i) Euro-denominated commercial paper issued by Subsidiaries of the Borrower.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Restricted Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries, provided that each of the following must be satisfied:

(A) when any Wholly Owned Restricted Subsidiary is merging with a Restricted Subsidiary that is not Wholly Owned by the Borrower, the surviving Person shall be a Wholly Owned Restricted Subsidiary; and

(B) when any Guarantor is merging with another Restricted Subsidiary, the continuing or surviving person shall be such Guarantor or become a Guarantor substantially simultaneously with such merger and assume all of the obligations of the non-surviving or non-continuing Guarantor pursuant to documentation (including, if reasonably requested by the Administrative Agent, legal opinions) in form and substance reasonably satisfactory to the Administrative Agent; and

(b) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that (i) if the transferor in such a transaction is a Guarantor, then the transferee must be the Borrower or another Guarantor and (ii) if the transferor is a Wholly Owned Restricted Subsidiary, the transferee must be a Wholly Owned Restricted Subsidiary or if not a Wholly Owned Restricted Subsidiary, the resulting Disposition is otherwise permitted under Section 7.05;

(c) the Borrower or any of its Restricted Subsidiaries may merge or consolidate with any Person acquired pursuant to an acquisition or other Investment; provided that:

(i) if such merger or consolidation involves the Borrower, the Borrower shall be the continuing or surviving Person;

(ii) [reserved]; and

(iii) if such merger or consolidation involves any Guarantor, the continuing or surviving Person shall be such Guarantor or become a Guarantor substantially simultaneously with such merger or consolidation and assume all of the obligations of the non-surviving or non-continuing Guarantor pursuant to documentation (including, if requested by the Administrative Agent, legal opinions) in form and substance reasonably satisfactory to the Administrative Agent; and

(d) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge or consolidated with another Person, liquidate or transfer all or substantially all of its assets to another Person to effect a Disposition permitted under Section 7.05.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property or surplus assets (including dormant manufacturing facilities) that are no longer used or usable in the business of the Borrower and its Restricted Subsidiaries;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Borrower or to a Wholly Owned Subsidiary; provided that if the transferor of such property is Guarantor, the transferee thereof must either be the Borrower or another Guarantor;

(e) Dispositions permitted by Sections 7.04 or 7.06;

(f) Dispositions of property or assets in an aggregate amount in any fiscal year that, when combined with all other Dispositions previously made under this subsection (f) during such fiscal year (and after giving pro forma effect to such proposed Disposition), do not exceed 12.5% Total Consolidated Assets as of the end of the immediately preceding fiscal year for which financial statements are required to be delivered to the Administrative Agent and the Lenders pursuant to Section 6.01, or for the 2015 fiscal year, the Audited Financial Statements (it being acknowledged and agreed that no Default shall be deemed to have occurred if the aggregate amount of all such Dispositions in any fiscal year shall at a later time exceed 12.5% of the Total Consolidated Assets so long as at the time of each such Disposition (and immediately after giving pro forma effect thereto) each such Disposition was permitted to be made under this subsection (f)); provided that, to the extent the proceeds of any Disposition made under this subsection (f) are reinvested within same fiscal year in which such Disposition is made in assets used or usable in a business permitted by Section 7.07 as certified in writing by a Responsible Officer to the Administrative Agent (which such writing shall indicate the date and amount of such reinvestment and the assets or businesses reinvested in), then from and after the date of receipt by the Administrative Agent of the certificate evidencing such reinvestment the amount so reinvested will be credited against the amount of Dispositions made in such fiscal year in determining the aggregate amount of Dispositions permitted under this subsection (f); provided further that the amount of any Disposition for purposes of compliance with this subsection (f) shall be the fair market value as determined by the Borrower in good faith;

(g) the Borrower or any Restricted Subsidiary may write-off, discount, sell or otherwise Dispose of defaulted or past due receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;

(h) to the extent constituting a Disposition, (i) issuances of Equity Interests in the ordinary course of business and (ii) the issuance of Equity Interests of the Borrower or any Restricted Subsidiary pursuant to an employee stock incentive plan or grant or similar equity plan or 401(k) plans of the Borrower or any Restricted Subsidiary for the benefit of directors, officers, employees or consultants;

(i) the Disposition of any Swap Contract;

(j) Dispositions of Investments in cash and Cash Equivalents;

(k) licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(l) leases, subleases, licenses or sublicenses of real or personal property granted by the Borrower or any of its Restricted Subsidiaries to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(m) transfers or other Dispositions of property subject to condemnation, takings or casualty events;

(n) Dispositions of Unrestricted Subsidiaries, including, without limitation, Dispositions of any Indebtedness of, or other Investments in, Unrestricted Subsidiaries;

(o) Dispositions of assets acquired pursuant to an acquisition or other Investment which assets are not used or useful to the core or principal business of the Borrower and its Restricted Subsidiaries;

(p) Dispositions of Receivables and Related Assets pursuant to the terms of any Permitted Receivables Financing in accordance with the terms thereof;

(q) Dispositions of assets pursuant to Tax Incentive Programs; and

(r) Dispositions of assets previously disclosed in reasonable detail to the Administrative Agent and the Lenders in writing at least three (3) Business Days prior to the Closing Date;

provided that any Disposition made between a Loan Party and a Subsidiary of the Borrower that is not a Loan Party shall be for fair market value (determined in good faith by the Borrower at the time of such Disposition).

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Restricted Subsidiary may make dividends or distributions to the Borrower, the Guarantors, another Restricted Subsidiary and any other Person that owns an Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its Equity Interests (other than Disqualified Equity Interests);

(d) the Borrower and its Restricted Subsidiaries may make other Restricted Payments; provided that (i) at the time of consummation thereof, no Default has occurred and is continuing or would result from the consummation of such Restricted Payment immediately following the consummation of such Restricted Payment, and (ii) immediately before and immediately after giving pro forma effect to the consummation of such Restricted Payment the Borrower and its Restricted Subsidiaries shall be in compliance with each of the financial covenants contained in Section 7.12; and

(e) the Borrower may redeem, retire or otherwise acquire its Equity Interests from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant.

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof or any business reasonably related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to

(a) transactions between or among the Borrower, any other Loan Party and any of its Wholly Owned Restricted Subsidiaries that are not Loan Parties or between and among any Wholly Owned Restricted Subsidiaries;

(b) employment, service and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) and employee discount purchase programs with their respective directors, officers and employees in the ordinary course of business and discount purchase programs with their Affiliates in the ordinary course of business;

(c) charitable contributions made to their Affiliates in the ordinary course of business;

(d) payment of customary compensation, fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Restricted Subsidiaries in the ordinary course of business, and discounts provided to directors, officers and employees of the Borrower and its Restricted Subsidiaries pursuant to customary discount purchase programs in the ordinary course of business;

(e) any agreement, instrument or arrangement as in effect as of the Closing Date and set forth on Schedule 7.08(e), as the same may be amended (so long as any such amendment does not amend the applicable agreement in a manner adverse to the Administrative Agent and the Lenders in any material respect);

(f) Restricted Payments permitted to be made under Section 7.06; and

(g) transactions with directors, officers and employees of the Borrower or any of its Subsidiaries not required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934.

7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that: (a) limits the ability of any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor; or (b) limits the ability of any Restricted Subsidiary that is a Domestic Subsidiary to Guarantee the Obligations; provided that the foregoing clauses (a) and (b) shall not apply to limitations that:

(i) are incurred in favor of any holder of Indebtedness (A) secured by Liens permitted under Section 7.01(i) solely to the extent any such limitation relates to the property financed by or the subject of such Indebtedness, (B) permitted under Section 7.03(f) solely to the extent any such limitation relates to Receivables and Related Assets that are the subject of a Permitted Receivables Financing permitted hereunder or (C) permitted under Section 7.03(h);

(ii) are imposed by applicable Laws;

(iii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(iv) are customary restrictions on Dispositions of real property interests found in reciprocal easement agreements of the Borrower or any Restricted Subsidiary;

(v) are customary restrictions contained in an agreement related to the Disposition of assets (to the extent such sale is permitted pursuant to Section 7.05) that limit the encumbrance of such assets pending the consummation of such Disposition;

(vi) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(vii) are in the Organization Documents or any related joint venture or similar agreements binding on or applicable to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary (but only to the extent such limitation covers only the assets of such Restricted Subsidiary and any Equity Interest in such Restricted Subsidiary);

(viii) are contained in any agreement (1) evidencing Indebtedness which a Loan Party or Subsidiary may create, incur, assume, or permit or suffer to exist under Section 7.03 and which Indebtedness is secured by a Lien permitted to exist under Section 7.01, and (2) which prohibits the transfer of, and the creation of any other Lien on, the property securing such Indebtedness (and any replacement property and customary provisions in respect of proceeds, accessions, and other after-acquired property);

(ix) (A) exist on the date hereof and (to the extent not otherwise permitted by this Section) are contained in the Existing Indenture (as in effect on the date hereof) or are listed on Schedule 7.09 hereto and (B) to the extent limitations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any Refinancing Indebtedness in respect of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such limitation;

(x) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary so long as such limitations were not entered into or created in contemplation of such Person becoming a Restricted Subsidiary;

(xi) contained in any Guarantee entered into by the Borrower or a Restricted Subsidiary relating to the Indebtedness of any Subsidiary permitted to be incurred under Section 7.03, which subordinates any rights of the Borrower or any Restricted Subsidiary thereunder to payment from such Subsidiary to the payment in full of such Indebtedness; and

(xii) are either (A) contained in any agreement (1) evidencing Indebtedness which a Loan Party or Subsidiary may create, incur, assume, or permit or suffer to exist under Section 7.03 and (2) which are not more restrictive to the Borrower and the Lender Parties than the such limitations contained in the Existing Indenture (as in effect on the date hereof), (B) contained in the Revolving Credit Agreement or (C) in any agreement evidencing any Refinancing Indebtedness in respect of any such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such limitation;

provided that, notwithstanding anything to the contrary in this Section, neither the Borrower nor any of its Restricted Subsidiaries shall create, incur, assume, or permit or suffer to exist any restriction on the granting of Liens in favor of the Administrative Agent, other than the equal and ratable sharing provisions under (x) the Existing Indenture (as in effect on the date hereof) or (y) any agreement evidencing Indebtedness described in subsection (xii) above so long as such provisions are the same as, or substantially similar to, the equal and ratable sharing provisions under the Existing Indenture (as in effect on the date hereof).

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 Accounting Changes; Organizational Documents.

(a) Change the fiscal year end of the Borrower.

(b) Make (without the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed)) any material change in its accounting treatment and reporting policies not permitted by GAAP.

(c) Amend, modify or change any Organization Document of any Loan Party in any manner that materially and adversely affects the rights and interests of the Lender Parties under the Loan Documents.

7.12 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.00 to 1.00.

(b) Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 3.75 to 1.00.

7.13 Receivables Financing Subsidiaries. The Borrower will not at any time permit any Receivables Financing Subsidiary (a) to own or hold any assets, or conduct any operations, other than those reasonably necessary to comply with the terms of a Permitted Receivables Financing to which such Receivables Financing Subsidiary is a party and Investments in the form of unsecured intercompany Indebtedness owed by the Borrower or any Restricted Subsidiary to such Receivables Financing Subsidiary which is subordinated in right of payment to the Obligations, or (b) to incur, assume or suffer to exist any Indebtedness other than Indebtedness permitted by Section 7.03(f).

7.14 No Violation of Anti-Corruption Laws or Sanctions. Except as licensed by OFAC or otherwise in accordance with applicable Law, request any Borrowing, or use or permit any of its Subsidiaries or its or their respective directors, officers, employees and agents to use the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following occurrences (each an “Event of Default”):

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or (ii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower or any of its Restricted Subsidiaries fails to perform or observe any term, covenant or agreement contained in any of Sections 6.02(b), 6.03(a), 6.05(a) (solely with respect to the maintenance of the Borrower’s existence), 6.10, 6.11, 6.14 or Article VII; or

(c) Other Defaults. The Borrower or any of its Restricted Subsidiaries fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) the date on which a Responsible Officer of the Borrower obtains actual knowledge of such failure or (ii) receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by the Borrower or any of its Restricted Subsidiaries herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made (or, if qualified by materiality or Material Adverse Effect, in any respect); or

(e) Cross-Default. (i) The Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee referred to in clause (i)(A) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event (other than any event requiring the repurchase, repayment or redemption (automatically or otherwise), or an offer to repurchase, prepay or redeem, any Indebtedness under the 2013 Indenture or other Indebtedness incurred to finance all or a portion of an acquisition (so long as such repurchase, prepayment or redemption is not required to be made at an amount in excess of 102% of the initial principal amount of such Indebtedness being repurchased, repaid or redeemed together with any accrued and unpaid interest), or the delivery of any notice with respect thereto, solely as a result of the Borrower not completing the acquisition contemplated to be funded in whole or in part with the proceeds of such Indebtedness or the acquisition agreement relating to such acquisition being terminated) is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. (i) Any Loan Party or any of its Restricted Subsidiaries that is a Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, examiner, rehabilitator or similar officer for it or for all or any material part of its property; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Restricted Subsidiary that is a Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Restricted Subsidiary that is a Material Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent, third-party insurance as to which the applicable insurer has not disputed, denied or failed to acknowledge coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in the occurrence of a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in writing the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to be terminated, whereupon such commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) [reserved]; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States (or any analogous Laws of any other applicable jurisdiction), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received by the Administrative Agent or the Lenders on account of the Obligations shall, subject to the provisions of Section 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, and Obligations owing under Lender Cash Management Agreements and Lender Hedge Agreements) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations (excluding Obligations owing under Lender Cash Management Agreements and Lender Hedge Agreements), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and (b) payment of Obligations then owing under Lender Hedge Agreements and Lender Cash Management Agreements, ratably among the Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, Obligations arising under Lender Cash Management Agreements and Lender Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be, and only payments under the Guaranty (as opposed to ordinary course principal, interest and fee payments hereunder) shall be applied to obligations under any Lender Cash Management Agreement or Lender Hedge Agreement. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except as provided in Section 9.07(a), neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

9.06 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

9.07 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject, so long as no Event of Default exists and is then continuing, to the written consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment (including by reason of the failure to obtain the Borrower’s consent), then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition of Defaulting Lender, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and (subject, so long as no Event of Default exists and is then continuing, to the written consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned)) appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that, without the consent of the Borrower (not to be unreasonably withheld), the Required Lenders shall not be permitted to select a successor that is not a U.S. financial institution described in Treasury Regulation Section 1.1441-1(b)(2)(ii) or a U.S. branch of a foreign bank described in Treasury Regulation Section 1.1441-1(b)(2)(iv)(A). If no such successor shall have been appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any cash collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such cash collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.08 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.09 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Book Managers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations (other than Obligations owing under Lender Cash Management Agreements and Lender Hedge Agreements, unless at the direction or with the consent of the applicable Cash Management Bank or Hedge Bank) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11 Guaranty Matters.

(a) Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorizes the Administrative Agent, at its option and in its discretion (i) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder and is no longer a Borrower (as defined in the Revolving Credit Agreement) or a Guarantor (as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement, and (ii) to release all Guarantors from their obligations under the Guaranty in connection with the release of the Guaranty provided in Section 10.22(a)(i).

(b) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.

(c) In each case as specified in this Section 9.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

9.12 Lender Cash Management Agreements and Lender Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03 or any Guaranty by virtue of the provisions hereof or of any Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Lender Cash Management Agreements and Lender Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (which acknowledgement the Administrative Agent shall provide so long as (x) the Lenders (and any other applicable parties) required under this Section have approved such amendment, waiver or consent in accordance with this Section and (y) such amendment, waiver or consent does not otherwise affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents (in which case such amendment, waiver or consent shall require the approval of the Administrative Agent as described in clause (iii) of the second proviso of this Section)), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby or change the order of the application of such payments, in each case without the written consent of each Lender directly and adversely affected thereby;

(f) amend the definition of “Alternative Currency” without the written consent of each Lender;

(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly adversely affected thereby;

(h) release (i) the Borrower from its Obligations hereunder or under the Loan Documents or (ii) any Guarantors comprising all or substantially all of the credit support, in each case (other than as authorized by Section 9.11 or 10.22) without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 10.01, this Agreement may be amended (or amended and restated) with the written consent of the Loan Parties and the Administrative Agent in accordance with Section 2.15.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, a Guarantor or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower and the Guarantors).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Guarantor, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Guarantor’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Guarantor, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Guarantors and the Administrative Agent, may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower, the Guarantors or their respective securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower or any Guarantor even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower or any Guarantor. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses actually incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of (A) one counsel for the Administrative Agent and the Arrangers (taken as a whole), (B) one local or foreign counsel in each relevant jurisdiction, and (C) any necessary special or regulatory counsel), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses actually incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of (A) one counsel for the Administrative Agent and the Arrangers (taken as a whole), (B) one counsel for the Lenders, taken together, (C) one local or foreign counsel in each relevant jurisdiction, (D) one necessary special or regulatory counsel and (E) in the case of any actual or perceived conflict of interest with respect to any of the counsel identified in clauses (A) through (D) above, one additional counsel to each group of affected Persons similarly situated, taken as a whole (which in the case of clause (C) shall allow for up to one additional counsel in each relevant jurisdiction)), in connection with the enforcement or protection of its rights (x) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (y) in connection with the Loans made hereunder, including all such out of pocket expenses actually incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Arrangers, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of (i) one counsel for the Administrative Agent and the Arrangers (taken as a whole), (ii) one counsel for the other Indemnitees, taken together, (iii) one local or foreign counsel in each relevant jurisdiction, (iv) one necessary special or regulatory counsel and (v) in the case of any actual or perceived conflict of interest with respect to any of the counsel identified in clauses (i) through (iv) above, one additional counsel to each group of affected Persons similarly situated, taken as a whole (which in the case of clause (iii) shall allow for up to one additional counsel in each relevant jurisdiction)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower, any Guarantor or any other Loan Party arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (B) any Loan or the use or proposed use of the proceeds therefrom, (C) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses either (x) (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (2) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (y) arise solely from disputes solely between or among Indemnitees (except that in the event of such dispute involving a claim or proceeding brought against the Administrative Agent or an Arranger or any of their respective Related Parties (in each case, acting in its capacity as such) by the other Indemnitees, the Administrative Agent or such Arranger or such Related Party, as applicable, shall be entitled (subject to the other limitations and exceptions set forth in this proviso) to the benefit of such indemnification) not relating to or in connection with acts or omissions by the Borrower, any of its Subsidiaries or any of the their respective Affiliates.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, neither the Borrower nor any Guarantor shall assert, and hereby waives, any claim against any

Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any Guarantor is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (other than as provided in Section 7.04) neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and, subject to the last sentence of subsection (b) below, any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of any Commitment and the principal outstanding balance of the Loans, of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such “Trade Date”, shall not be less than $5,000,000 in the case of any assignment, unless (1) the Administrative Agent and (2) so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof, or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) No Assignment Resulting in Additional Indemnified Taxes or Other Taxes. No assignment shall be made to any Person (other than an assignment at the request of the Borrower pursuant to Section 10.13) that would result in the imposition of Indemnified Taxes or Other Taxes in excess of the Indemnified Taxes or Other Taxes that would be imposed in the absence of such assignment unless the Borrower consents to such assignment or the proposed assignee agrees with the Borrower to treat such excess Indemnified Taxes and Other Taxes as Excluded Taxes; provided that this clause (vii) shall not apply after the occurrence and during the continuation of an Event of Default.

(viii) Alternative Currencies. Unless at the time of any assignment an Event of Default shall have occurred and be continuing, no such assignment shall be made during the Availability Period to any Person that cannot make Loans to the Borrower in the Alternative Currency unless the Borrower consents to such assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Guarantors, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, any Guarantor or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements and limitations therein, including the requirements under Section 3.01(g) (it being understood that the documentation required under Section 3.01(g) shall be delivered to the participating Lender)), 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 10.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), in accordance with its customary procedures, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, as the case may be, agrees that it will notify the Borrower as soon as practicable under the circumstances in the event of any such disclosure by such Person (other than any disclosure at the request of a regulatory authority or in connection with a routine audit or review) unless such notification is prohibited by Law, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower and which such disclosure is not known by the Administrative Agent or such Lender, as the case may be, to be made in violation of a confidentiality restriction in respect thereof in favor of the Borrower or any of its Affiliates. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement (not otherwise constituting Information subject to the foregoing confidentiality provisions) to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, (b) the Borrower is required to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is a Defaulting Lender, (d) any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that has received the consent of the Required Lenders but requires the consent of such Lender or (e) any Lender gives a notice provided for under Section 3.02, then, in each case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01, Section 3.04 or Section 3.05) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower;

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) in the case of any assignment under a situation described in subpart (d) above, such replacement, when combined with all other replacements effectuated by this Section for such purpose, will allow the action or event giving rise to such right of replacement to be successfully consummated; and

(v) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Subject to satisfaction of the conditions to replace a Lender set forth in this Section 10.13, any Lender that is required to make an assignment pursuant to this Section 10.13 agrees to execute and deliver, as promptly as practicable and at the sole expense of the Borrower, an Assignment and Assumption to effectuate such assignment.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, each of the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and other anti-money laundering and antiterrorism laws and regulations, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower or Guarantor in accordance with the Act and such other anti-money laundering and antiterrorism laws and regulations. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations and other antiterrorism laws and regulations, including the Act.

10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

10.20 Reserved.

10.21 Reserved.

10.22 Release of Guaranty.

(a) Notwithstanding anything to the contrary contained in this Agreement, each Lender Party that is a party hereto hereby agrees that:

(i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) obligations and liabilities under Lender Cash Management Agreements and Lender Hedge Agreements either (x) as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made or (y) notice has not been received by the Administrative Agent from the applicable Cash Management Bank or Hedge Bank, as the case may be, that amounts are due and payable under such Lender Cash Management Agreement or Lender Hedge Agreement, as the case may be), the Borrower and each Guarantor shall be released from its obligations under the Guaranty; and

(ii) any Guarantor shall be released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder.

(b) [Reserved].

(c) In connection with the foregoing, and subject to Section 9.11 (including the right of the Administrative Agent to obtain confirmation thereof from the Required Lenders), the Administrative Agent shall, at the Borrower’s sole expense and at the Borrower’s request, (x) promptly execute and file in the appropriate location and deliver to the Borrower such termination and full or partial release statements or confirmations thereof, as applicable, and (y) do such other things as are reasonably necessary to release the Guarantees to be released pursuant hereto promptly upon the effectiveness of any such release.

10.23 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.24 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

BORROWER:	MOHAWK INDUSTRIES, INC.

	By:	/s/ Shailesh Bettadapur
	Name:	Shailesh Bettadapur
	Title:	Vice President and Treasurer

MOHAWK INDUSTRIES, INC.

TERM LOAN AGREEMENT

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

	By:	/s/ Kay Ready
	Name:	Kay Ready
	Title:	Managing Director

MOHAWK INDUSTRIES, INC.

TERM LOAN AGREEMENT

LENDERS:	KBC BANK N.V., as a Lender

	By:	/s/ Lars Wallin
	Name:	Lars Wallin
	Title:	Director

	By:	/s/ Tom Lalli
	Name:	Tom Lalli
	Title:	Managing Director

MOHAWK INDUSTRIES, INC.

TERM LOAN AGREEMENT

BANK OF AMERICA, N.A., as a Lender

By:	/s/ David L. McCauley
Name:	David L. McCauley
Title:	Senior Vice President

MOHAWK INDUSTRIES, INC.

TERM LOAN AGREEMENT

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Robb Hoover
Name:	Robb Hoover
Title:	Vice President

MOHAWK INDUSTRIES, INC.

TERM LOAN AGREEMENT

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kara Van Duzee
Name:	Kara Van Duzee
Title:	Vice President

MOHAWK INDUSTRIES, INC.

TERM LOAN AGREEMENT

BRANCH BANKING & TRUST COMPANY, as a Lender

By:	/s/ Robert T. Barnaby
Name:	Robert T. Barnaby
Title:	Senior Vice President

MOHAWK INDUSTRIES, INC.

TERM LOAN AGREEMENT

BARCLAYS BANK PLC, as a Lender

By:	/s/ Craig J. Malloy
Name:	Craig J. Malloy
Title:	Director

MOHAWK INDUSTRIES, INC.

TERM LOAN AGREEMENT

MIZUHO BANK LTD, as a Lender

By:	/s/ Donna Demagistris
Name:	Donna Demagistris
Title:	Authorized Signatory

MOHAWK INDUSTRIES, INC.

TERM LOAN AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ John A. Horst
Name:	John A. Horst
Title:	Executive Director

MOHAWK INDUSTRIES, INC.

TERM LOAN AGREEMENT

FIFTH THIRD BANK, as a Lender

By:	/s/ Jonathan H. James
Name:	Jonathan H. James
Title:	Senior Vice President

MOHAWK INDUSTRIES, INC.

TERM LOAN AGREEMENT

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Ravneet Mumick
Name:	Ravneet Mumick
Title:	Director

MOHAWK INDUSTRIES, INC.

TERM LOAN AGREEMENT

SUNTRUST BANK, as a Lender

By:	/s/ Elizabeth Tallmadge
Name:	Elizabeth Tallmadge
Title:	Managing Director

MOHAWK INDUSTRIES, INC.

TERM LOAN AGREEMENT

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of March 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined) among MOHAWK INDUSTRIES, INC., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The Borrower hereby requests (select one):

☐ A Borrowing	☐ A conversion of Loans or continuation of Eurocurrency Rate Loans

1.	On	(a Business Day).

2.	In the amount of	.

3.	Comprised of		.[1]
[Type of Loan requested]

4.	In the following currency:	.[2]

5.	For Eurocurrency Rate Loans: with an Interest Period of _____ months.

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

[1]	Borrowings must be at least $50,000,000.
[2]	Dollars or Euro.

MOHAWK INDUSTRIES, INC.

By:

Name:

Title:

EXHIBIT B

FORM OF NOTE

_________________________________

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                              or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Term Loan Agreement, dated as of March 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Agreement, including Section 10.14(b) (Submission to Jurisdiction) thereof.

[SIGNATURE PAGES FOLLOW]

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

MOHAWK INDUSTRIES, INC.,
a Delaware corporation

By:

Name:

Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Term Loan Agreement, dated as of March 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Loan Agreement”) among MOHAWK INDUSTRIES, INC., a Delaware corporation (the “Company”), each lender from time to time party thereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and (b) that certain Amended and Restated Credit Agreement, dated as of March 26, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Revolving Credit Agreement;” the terms defined therein being used herein as defined in the Term Loan Agreement and/or the Revolving Credit Agreement (as applicable)), among the Company, ALADDIN MANUFACTURING CORPORATION, a Delaware corporation, DAL-TILE DISTRIBUTION, INC., a Delaware corporation, the Designated Domestic Borrowers from time to time party thereto, MOHAWK UNITED INTERNATIONAL B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Oisterwijk, the Netherlands and its office at Beneluxstraat 1 (5061 KD) Oisterwijk, the Netherlands,registered with the Dutch Trade Register of the Chambers of Commerce under number 17229715, MOHAWK FOREIGN HOLDINGS S.À R.L., a company organized and existing under the laws of Luxembourg as a société à responsibilité limitée, MOHAWK INTERNATIONAL HOLDINGS S.À R.L., a company organized and existing under the laws of Luxembourg as a société à responsibilité limitée, MOHAWK FOREIGN FUNDING S.À R.L., a company organized and existing under the laws of Luxembourg as a société à responsibilité limitée, UNILIN BVBA, a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of Belgium and registered under nr. 0405.414.072 RPR/RPM Ghent, Kortrijk division, PREMIUM FLOORS AUSTRALIA PTY LIMITED, a private limited liability company organized under the laws of Australia, the Designated Foreign Borrowers from time to time party thereto, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and an L/C Issuer.3

The undersigned, solely in his/her capacity as a Responsible Officer of the Company and not in his/her individual capacity, hereby certifies as of the date hereof that he/she is the of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

[3]	The reference to the Revolving Credit Agreement may be removed to the extent such agreement is terminated.

1. The Company has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Company has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by such financial statements.

3. A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period the Company performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of (i) the Company contained in Article V of the Agreement (other than the representations and warranties in Section 5.05(b) and Section 5.06(b) of the Agreement) and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Certificate, the representations and warranties contained in subsection (a) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clause (a) of Section 6.01 of the Agreement, including the statements in connection with which this Certificate is delivered.

5. The financial covenant analyses, calculations and information set forth on Schedules 1, 2, 3 and 4 attached hereto are true and accurate on and as of the date of this Certificate. Such Schedules contain calculations showing (A) the amount of the Total Consolidated Assets as of the most recent fiscal quarter end or fiscal year end, as the case may be, and confirming compliance with each of the baskets in Sections 7.03(g) and 7.05(f) of the Credit Agreement, and (B) a listing of (1) each Restricted Subsidiary and (2) each Restricted Subsidiary that constitutes a Material Subsidiary under the individual 5% test described in the definition of “Material Subsidiary” and (ii) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________________________, ________________________.

MOHAWK INDUSTRIES, INC.

By:

Name:

Title:

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]4 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]5 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]6 hereunder are several and not joint.]7 Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

                                 _________________________

2.	Assignee[s]:

                                 _________________________

[4]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[5]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[6]	Select as appropriate.
[7]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

[Assignee is an [Affiliate][Approved Fund] of [identify Lender]]

3. Borrower: MOHAWK INDUSTRIES, INC., a Delaware corporation (the “Borrower”).

4. Administrative Agent: Wells Fargo Bank, National Association, as the administrative agent under the Term Loan Agreement

5. Term Loan Agreement: Term Loan Agreement, dated as of March 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time), among the Borrower, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

6. Assigned Interest[s]:

Assignor[s][8]	Assignee[s][9]	Aggregate Amount of Commitment/ Loans for all Lenders[10]	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment/ Loans[11]	CUSIP Number

		$_______________	$___________	___________%

		$_______________	$___________	___________%

		$_______________	$___________	___________%

[7. Trade Date:                 ]12

Effective Date:                             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[8]	List each Assignor, as appropriate.
[9]	List each Assignee, as appropriate.
[10]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[12]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]13 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Administrative Agent

By:
Title:

[Consented to:][14]

MOHAWK INDUSTRIES, INC.

By:
Title:

[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Term Loan Agreement.
[14]	To be added only if the consent of the Borrower is required by the terms of the Term Loan Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Term Loan Agreement, dated as of March 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time the “Term Loan Agreement”), among MOHAWK INDUSTRIES, INC., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06 of the Term Loan Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

FORM OF GUARANTY

EXECUTION VERSION

GUARANTY

THIS GUARANTY (as amended, restated, extended, supplemented or otherwise modified from time to time, this “Guaranty”), dated as of March 1, 2016, is made by MOHAWK INDUSTRIES, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower identified on the signature pages hereto and any Additional Guarantor (as defined below) who may become a party to this Guaranty (such signatories, the Borrower and the Additional Guarantors, collectively, the “Guarantors” and each individually, a “Guarantor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”) for the ratable benefit of itself and the Lender Parties.

PRELIMINARY STATEMENTS

Pursuant to that certain Term Loan Agreement dated as of the date hereof (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among the Borrower, the Lenders from time to time party thereto and the Administrative Agent, the Lenders have agreed to make Credit Extensions to the Borrower upon the terms and subject to the conditions set forth therein.

Each Guarantor will materially benefit from the Credit Extensions made and to be made under the Term Loan Agreement.

Each Guarantor is required to enter into this Guaranty pursuant to the terms of the Term Loan Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Administrative Agent and the other Lender Parties to make their respective Credit Extensions and other financial accommodations under the Loan Documents, the Lender Cash Management Agreements or the Lender Hedge Agreements, the Guarantors hereby agree with the Administrative Agent, for the ratable benefit of the Lender Parties, as follows:

1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Term Loan Agreement. The following terms when used herein shall have the meanings set forth below:

“Additional Guarantor” means each Person which hereafter becomes a Guarantor pursuant to Section 19 hereof and Section 6.14 of the Term Loan Agreement.

“Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (a) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (b) the amount by which the aggregate present fair salable value of all assets and other properties of the Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors other than the maker of such Excess Payment; provided that for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

“Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guaranteed Obligations.

“Guaranteed Obligations” has the meaning set forth in Section 2.

“Ratable Share” means, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (a) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (b) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Guarantors exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors; provided that for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guaranteed Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

2. Guaranty. Each Guarantor hereby, jointly and severally, with the other Guarantors, absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of all Obligations, including any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the Borrower to any Lender Party arising under the Term Loan Agreement or any other Loan Document (including all renewals, extensions, amendments, restatements and other modifications thereof and all reasonable costs, attorneys’ fees of outside counsel and out-of-pocket expenses incurred by the Administrative Agent or any other Lender Party in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Guarantor or the Borrower under any Debtor Relief Law, and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”). The books and records of the Administrative Agent and the books and records of each Lender Party showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of each Guarantor under this Guaranty, and such Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing. Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state law.

3. No Setoff or Deductions; Taxes; Payments. Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein (other than Excluded Taxes) unless such Guarantor is compelled by applicable Law to make such deduction or withholding and each Guarantor shall, jointly and severally, pay and indemnify each Lender Party for Taxes and Other Taxes. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

4. Rights of Lender Parties. To the fullest extent not prohibited by applicable Law, each Guarantor consents and agrees that the Lender Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof, (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations, (c) apply such security and direct the order or manner of sale thereof as the Lender Parties in their sole discretion may determine and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, to the fullest extent not prohibited by applicable Law, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

5. Certain Waivers. To the fullest extent permitted by applicable Law, each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Lender Party) of the liability of the Borrower other than indefeasible payment and performance in full of the Guaranteed Obligations, (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower, (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder, (d) any right to require any Lender Party to proceed against the Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in any Lender Party’s power whatsoever, (e) any benefit of and any right to participate in any security now or hereafter held by any Lender Party and (f) any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. To the fullest extent not prohibited by applicable Law, each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

6. Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other Guarantor, and a separate action may be brought against such Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

7. Subrogation. Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and any commitments of each Lender Party with respect to the Guaranteed Obligations are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to the Administrative Agent (for the benefit of itself and the other Lender Parties) to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

8. Contribution. Subject to Section 7, each Guarantor hereby agrees with each other Guarantor that if any Guarantor shall make an Excess Payment, such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share of such Excess Payment. The payment obligations of any Guarantor under this Section shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been indefeasibly paid and performed in full, and no Guarantor shall exercise any right or remedy under this Section against any other Guarantor until such Guaranteed Obligations have been indefeasibly paid and performed in full. Each Guarantor recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. This Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under applicable Law against the Borrower in respect of any payment of Guaranteed Obligations.

9. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) obligations and liabilities under Lender Cash Management Agreements and Lender Hedge Agreements either (x) as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made or (y) notice has not been received by the Administrative Agent from the applicable Cash Management Bank or Hedge Bank, as the case may be, that amounts are due and payable under such Lender Cash Management Agreement or Lender Hedge Agreement, as the case may be) and any commitments of each Lender Party with respect to the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any Lender Party exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not any Lender Party is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

10. Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of any Lender

Party or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations; provided that the Borrower may make ordinary course payments pursuant to the Borrower’s and its Subsidiaries’ cash management systems unless an Event of Default has occurred and is continuing. If the Administrative Agent so requests when an Event of Default has occurred and is continuing, any such obligation or indebtedness of the Borrower to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Administrative Agent and the proceeds thereof, as well as any other amounts received by such Guarantor in violation of this Section, shall be paid over to the Administrative Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

11. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Borrower or any Guarantor under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor immediately upon demand by the Administrative Agent.

12. Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other Guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that no Lender Party has a duty, and such Guarantor is not relying on any Lender Party at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the guarantor waiving any duty on the part of any Lender Parties to disclose such information and any defense relating to the failure to provide the same).

13. Representations and Warranties. Each Guarantor represents and warrants that each representation and warranty contained in Article V of the Term Loan Agreement relating to such Guarantor is true and correct as if made by such Guarantor herein.

14. Amendments, Waivers and Consents. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified, nor any consent be given, except in accordance with Section 10.01 of the Term Loan Agreement.

15. Notices. All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 10.02 of the Term Loan Agreement; provided that notices and communications to the Guarantors shall be directed to the Guarantors, at the address of the Borrower set forth in Section 10.02 of the Term Loan Agreement.

16. Expenses; Indemnification and Survival. The Guarantors shall, jointly and severally, (a) pay all reasonable out-of-pocket expenses actually incurred by the Administrative Agent and each other Lender Party and (b) indemnify each Indemnitee (which for purposes of this Guaranty shall include, without limitation, all Lender Parties), in each case, to the extent the Borrower would be required to do so pursuant to Section 10.04 of the Term Loan Agreement. The obligations of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty in accordance with its terms.

17. Right of Setoff; Governing Law; Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL; Judgment Currency. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. Without limiting the general applicability of the foregoing and the terms of the other Loan Documents to this Guaranty and the parties hereto, the terms of Sections 10.08, 10.14, 10.15 and 10.19 of the Term Loan Agreement are incorporated herein by reference, mutatis mutandis, with each reference to the “Borrower” therein (whether express or by reference to the Borrower as a “party” thereto) being a reference to the Guarantors, and the parties hereto agree to such terms.

18. Counterparts; Electronic Execution. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Guaranty by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Guaranty.

19. Additional Guarantors. At any time after the date of this Guaranty, one or more additional Persons may become a party hereto by executing and delivering to the Administrative Agent a Guarantor Joinder Agreement pursuant to Section 6.14(a) of the Term Loan Agreement. Immediately upon such execution and delivery of such joinder agreement, and without any further action, each such additional Person will become a party to this Guaranty as a “Guarantor” and have all of the rights and obligations of a Guarantor hereunder and this Guaranty shall be deemed amended by such joinder agreement.

20. Miscellaneous. No failure by the Administrative Agent or any Lender Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and each Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by any Guarantor or any other guarantor for the benefit of the Lender Parties or any term or provision thereof.

21. Acknowledgments. Each Guarantor hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the other Loan Documents to which it is a party and (b) it has received a copy of the Term Loan Agreement and the other Loan Documents and has reviewed and understands the same.

22. Severability. If any provision of this Guaranty is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

23. Titles and Captions. Titles and captions of Articles, Sections and subsections in this Guaranty are for convenience only, and neither limit nor amplify the provisions of this Guaranty.

24. USA PATRIOT Act. Each Lender Party that is subject to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Administrative Agent (for itself and not on behalf of any Lender Party) hereby notifies the Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Guarantor, which information includes the name and address of each Guarantor and other information that will allow such Lender Party or the Administrative Agent, as applicable, to identify each Guarantor in accordance with the Act. Each Guarantor shall, promptly following a request by the Administrative

Agent or any Lender Party, provide all documentation and other information that the Administrative Agent or such Lender Party requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

25. Successors and Assigns. The provisions of this Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; except that no Guarantor may assign or otherwise transfer any of its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent and the other Lender Parties (in accordance with the Term Loan Agreement).

26. ENTIRE AGREEMENT. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

27. Eligible Contract Participant. Notwithstanding anything to the contrary in any Loan Document, no Guarantor shall be deemed under this Guaranty to be a guarantor of any Swap Obligations if such Guarantor was not an “eligible contract participant” as defined in § 1a(18) of the Commodity Exchange Act, at the time the guarantee under this Guaranty becomes effective with respect to such Swap Obligation and to the extent that the providing of such guarantee by such Guarantor would violate the Commodity Exchange Act; provided, however, that in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the guarantee of the Obligations of such Guarantor under this Guaranty by a Guarantor that is also a Qualified ECP Guarantor shall be taken into account.

28. Keepwell. Without limiting anything in this Guaranty, each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act at the time the guarantee under this Guaranty becomes effective with respect to any Swap Obligation, to honor all of the Obligations of such Guarantor under this Guaranty in respect of such Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 28 for the maximum amount of such liability that can be hereby incurred without rendering its undertaking under this Section 28, or otherwise under this Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The undertaking of each Qualified ECP Guarantor under this Section 28 shall remain in full force and effect until termination of the Commitments and payment in full of all Loans and other Obligations. Each Qualified ECP Guarantor intends that this Section 28 constitute, and this Section 28 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor that would otherwise not constitute an “eligible contract participant” under the Commodity Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Guaranty to be duly executed as of the date first above written.

GUARANTORS:	MOHAWK INDUSTRIES, INC.

By:
Name:
Title:

DAL-TILE DISTRIBUTION, INC.

By:
Name:
Title:

ALADDIN MANUFACTURING CORPORATION

By:
Name:
Title:

Acknowledged and accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT F

FORM OF GUARANTOR JOINDER AGREEMENT

THIS GUARANTOR JOINDER AGREEMENT (this “Agreement”), dated as of                     , 20__, is by and between                             , a                      (the “Joinder Party”), and Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”), under that certain Guaranty, dated as of March 1, 2016 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Guaranty”), made by Mohawk Industries, Inc., a Delaware corporation (the “Borrower”) and certain Domestic Subsidiaries of the Borrower, in favor of the Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Guaranty.

Reference is made to that certain Term Loan Agreement dated as of March 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Term Loan Agreement”), among the Borrower, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent. Under Section 6.14(a) of the Term Loan Agreement, a Domestic Subsidiary of the Borrower is required to become a Guarantor. Accordingly, the Joinder Party elects to join the Guaranty as a “Guarantor” thereunder pursuant to Section 19 thereof.

Therefore, the Joinder Party hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1. The Joinder Party hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Joinder Party will be deemed to be a “Guarantor” under the Guaranty and shall have all of the rights and obligations of a Guarantor thereunder as if it had executed the Guaranty in such capacity. The Joinder Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Loan Parties contained in the applicable Loan Documents, including, without limitation, all of the representations and warranties in Section 13 of the Guaranty. Without limiting the generality of the foregoing terms of this Paragraph 1, the Joinder Party hereby, jointly and severally together with the other Guarantors, absolutely and unconditionally guarantees the prompt payment of the Obligations in accordance with Section 2 of the Guaranty.

2. The information in Schedule A to this Joinder Agreement is true and correct as of the date hereof.

3. Each of the Term Loan Agreement and the Guaranty is, and upon the Joinder Party becoming a Guarantor, shall continue to be, in full force and effect.

4. This Agreement (a) may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract and (b) may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

5. This Agreement shall be governed by and construed and enforced in accordance with the law of the State of New York. The terms of Sections 15 (Notices), 16 (Expenses; Indemnification and Survival), 17 (Right of Setoff; Governing Law; Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL; Judgment Currency), 21 (Acknowledgments), 22 (Severability) and 23 (Titles and Captions) of the Guaranty are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joinder Party has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

JOINDER PARTY:

[NAME OF JOINDER PARTY]

By:
Name:
Title:

Acknowledged, accepted and agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Schedule A

Disclosure Information

Registered Office of Joinder Party:

EXHIBIT G-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships

For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement, dated as of March 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined) among MOHAWK INDUSTRIES, INC., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”).

Pursuant to the provisions of Section 3.01 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) and Commitment (as well as any Notes evidencing such Loan(s) and Commitment) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Agent and the Borrower in writing, and (2) the undersigned shall have at all times furnished the Administrative Agent and the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[___]

EXHIBIT G-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign participants That Are Not Partnerships

For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement, dated as of March 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined) among MOHAWK INDUSTRIES, INC., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”).

Pursuant to the provisions of Section 3.01 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[___]

EXHIBIT G-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships

For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement, dated as of March 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined) among MOHAWK INDUSTRIES, INC., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”).

Pursuant to the provisions of Section 3.01 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[___]

EXHIBIT G-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships

For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement, dated as of March 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined) among MOHAWK INDUSTRIES, INC., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”).

Pursuant to the provisions of Section 3.01 of the Term Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) and Commitment (as well as any Notes evidencing such Loan(s) and Commitment) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) and Commitment (as well as any Notes evidencing such Loan(s) and Commitment), (iii) with respect to the extension of credit pursuant to the Term Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Agent and the Borrower in writing, and (2) the undersigned shall have at all times furnished the Administrative Agent and the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Term Loan Agreement and used herein shall have the meanings given to them in the Term Loan Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[___]

SCHEDULES

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Wells Fargo Bank, National Association	$21,000,000.00	10.500000000%
Bank of America, N.A.	$21,000,000.00	10.500000000%
Barclays Bank PLC	$21,000,000.00	10.500000000%
JPMorgan Chase Bank, N.A.	$21,000,000.00	10.500000000%
SunTrust Bank	$21,000,000.00	10.500000000%
Fifth Third Bank	$15,000,000.00	7.500000000%
Mizuho Bank Ltd.	$15,000,000.00	7.500000000%
PNC Bank, National Association	$15,000,000.00	7.500000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$15,000,000.00	7.500000000%
U.S. Bank National Association	$15,000,000.00	7.500000000%
Branch Banking and Trust Company	$10,000,000.00	5.000000000%
KBC Bank N.V.	$10,000,000.00	5.000000000%
TOTAL	$200,000,000.00	100.000000000%

SCHEDULE 5.11(d)

PENSION PLANS

None.

SCHEDULE 5.12

SUBSIDIARIES; OTHER EQUITY INVESTMENTS

A.

Name of Loan Party or Subsidiary	Name of Equity Holder	Percentage of Ownership Interests of such Class and Series	Classification
Aladdin Manufacturing Corporation	Mohawk Carpet, LLC	100%	Material Subsidiary

Alsace Logistique S.A.	Mohawk United International B.V.	100%

Altaj Kerama OOO	Sibir Kerama ZAO	60%

Avelgem Green Power CVBA	IVC BVBA IVC Green Power NV International Flooring Systems S.à r.l.	5% 5% 90%

B&M NV	Unilin BVBA	80%

Balterio US, Inc.	IVC US, Inc.	100%

Baltkerama (LLC)	Kerama Center (CJSC)	100%

C.F. Marazzi S.A.	Marazzi Group S.r.l.	100%

Ceràmica San Lorenzo USA, Inc.	Dal-Tile Distribution, Inc.	100%

Name of Loan Party or Subsidiary	Name of Equity Holder	Percentage of Ownership Interests of such Class and Series	Classification
Cerámica San Lorenzo de México, S.A. de C.V.	Dal-Tile Mexico, S. de R.L. de C.V. DT Mex Holdings, LLC	99.9% 0.1%

Cevotrans BV	Unilin Insulation BV	100%

Dal Italia LLC	Dal-Tile I, LLC	100%

Dal-Elit, LLC	Dal-Tile Shared Services, Inc.	100%	Material Subsidiary

Dal-Tile Corporation	Dal-Tile Group Inc.	100%	Material Subsidiary

Dal-Tile Distribution, Inc.	Dal-Tile Corporation	100%	Material Subsidiary

Dal-Tile Group Inc.	Dal-Tile International Inc.	100%

Dal-Tile I, LLC	Dal-Tile Distribution, Inc.	100%

Dal-Tile Industrias, S. de R.L. de C.V.	Dal-Tile Mexico, S. de R.L. de C.V. DalTile Operaciones Mexico S. De R.L. De C.V.	99.97% 0.03%

Dal-Tile International Inc.	Mohawk Industries, Inc.	100%

Dal-Tile Mexico, S. de R.L. de C.V.	DTM/CM Holdings, LLC DT Mex Holdings, LLC	99.988% 0.112%

Name of Loan Party or Subsidiary	Name of Equity Holder	Percentage of Ownership Interests of such Class and Series	Classification
Dal-Tile of Canada ULC	Mohawk Foreign Holdings S.à r.l.	100%

Dal-Tile Operaciones Mexico S. De R.L. De C.V.	Dal-Tile Mexico, S. de R.L. de C.V. Dal-Tile Industrias, S. de R.L. de C.V.	99.97% 0.03%

Dal-Tile Puerto Rico, Inc.	Dal-Tile Corporation	100%

Dal-Tile Recubrimientos S. De R.L. De C.V.	Mohawk Finance S.à r.l. Mohawk International Holdings S.à r.l.	99.99% 0.001%

Dal-Tile Services, Inc.	Dal-Tile Corporation	100%

Dal-Tile Shared Services, Inc.	Dal-Tile Distribution, Inc.	100%

Dal-Tile Tennessee, LLC	Dal-Tile Corporation	100%

Dekaply NV	Spano NV Spano Invest BVBA	99.96% 0.04%

Don-Kerama (CJSC) Company	Kerama Center (CJSC)	80%

DT Mex Holdings, LLC	DTM/CM Holdings, LLC	100%

DTM/CM Holdings, LLC	Mohawk International Holdings S.à r.l.	100%

Name of Loan Party or Subsidiary	Name of Equity Holder	Percentage of Ownership Interests of such Class and Series	Classification
Dynea NV	Unilin BVBA Spano NV	99.997% 0.003%

Explorer S.r.l.	Marazzi Group S.r.l.	90%

F.I.L.S. Investments Ltd.	Flooring Industries Ltd. Mohawk International (Europe) S.à r.l.	99.99% 0.01%

Flooring Industries Limited	Mohawk International Luxembourg S.á. r.l.	100%	Material Subsidiary

Flooring XL B.V.	International Flooring Systems S.à r.l.	100%

Floorscape Limited	Premium Floors Australia Pty Limited	100%

Hytherm (Ireland) Limited	Unilin BVBA	100%

Hytherm Ltd.	Unilin BVBA	100%

Hytherm Sales Limited	Hytherm (Ireland) Limited	100%

International Flooring Systems S.à r.l.	Unilin BVBA	100%

International Vinyl Company – Vostok OOO	Flooring XL B.V.	100%

Irkutsk-Kerama (CJSC)	Sibir Kerama ZAO	60%

Name of Loan Party or Subsidiary	Name of Equity Holder	Percentage of Ownership Interests of such Class and Series	Classification
IVC BVBA	International Flooring Systems S.à r.l.	100%

IVC Far-East Trading (Shanghai) Co. Ltd.	International Flooring Systems S.à r.l.	100%

IVC France S.à r.l.	IVC BVBA	100%

IVC Green Power NV	IVC BVBA International Flooring Systems S.à r.l.	0.01% 99.99%

IVC Luxembourg S.à r.l.	International Flooring Systems S.à r.l.	100%

IVC US, Inc.	Mohawk International Holdings (DE)	100%	Material Subsidiary

KAI Ceramics SRL	Mohawk Foreign Funding S.a.r.l Mohawk KAI Luxembourg S.à r.l.	0.89% 99.11%

KAI Keramica Ltd	Khan Omurtag AD	100%

KAI Mining EOOD	Khan Asparuh AD	100%

Kerama Baltics OOO	Kerama Marazzi (LLC)	100%

Kerama Center (CJSC)	Marazzi Group S.r.l. Kerama Marazzi (LLC)	0.02% 99.98%

Name of Loan Party or Subsidiary	Name of Equity Holder	Percentage of Ownership Interests of such Class and Series	Classification
Kerama Crimea (LLC)	Kerama Center (CJSC)	100%

Kerama Ekaterinburg OOO	Kerama Center (CJSC)	100%

Kerama Export (LLC)	Marazzi Group S.r.l. Kerama Marazzi (LLC)	0.1% 99.9%

Kerama Golden Ring (LLC)	Kerama Center (CJSC)	100%

Kerama Kiev OOO	Kerama Export (LLC)	100%

Kerama Marazzi (LLC)	Mohawk Marazzi Russia BV Kerama Center (CJSC)	99.9% 0.1%

Kerama Nizhny Novgorod OOO	Kerama Center (CJSC)	80%

Kerama Omsk OOO	Kerama Center (CJSC)	51%

Kerama Perm OOO	Kerama Center (CJSC)	100%

Kerama Sochi OOO	Kerama Center (CJSC)	60%

Kerama Spb, LLC	Kerama Marazzi (LLC)	100%

Kerama Tumen ZAO	Kerama Center (CJSC)	100%

Name of Loan Party or Subsidiary	Name of Equity Holder	Percentage of Ownership Interests of such Class and Series	Classification
Kerama Volgograd (LLC)	Kerama Center (CJSC)	80%

Kerama-KMV, LLC	Kerama Center (CJSC)	100%

Kerama-Volgograd	Kerama Center (CJSC)	100%

Kerampromservis (LLC)	Kerama Center (CJSC) Kerama Export (LLC)	10% 90%

Khan Asparuh – Transport EOOD	Khan Asparuh AD	100%

Khan Asparuh AD	Tiles Co OOD	98.86%

Khan Omurtag AD	Khan Asparuh AD	98.97%

Management Co EAD	Mohawk KAI Luxembourg Holding S.à r.l.	100%

Marazzi Acquisition S.r.l.	Mohawk Holdings International B.V.	100%

Marazzi Canada, Inc.	Marazzi Group S.r.l.	100%

Marazzi Deutschland G.m.b.H.	C.F. Marazzi S.A.	100%

Marazzi Engineering S.r.l.	Marazzi Group S.r.l.	100%

Marazzi France Trading S.A.S.	Mohawk United International B.V.	100%

Name of Loan Party or Subsidiary	Name of Equity Holder	Percentage of Ownership Interests of such Class and Series	Classification
Marazzi Group F.Z.E.	Marazzi Group S.r.l.	100%

Marazzi Group S.r.l.	Marazzi Acquisition S.r.l.	100%	Material Subsidiary

Marazzi Group Trading (Shanghai) Co. Ltd.	Marazzi Group S.r.l.	100%

Marazzi Iberia S.A.U.	Mohawk United International B.V.	100%

Marazzi Japan Co., Ltd.	C.F. Marazzi S.A.	70%

Marazzi Schweiz S.A.G.L.	C.F. Marazzi S.A.	100%

Marazzi UK Ltd.	C.F. Marazzi S.A.	100%

MG China Trading Ltd.	Dal-Tile Group Inc.	100%

Moduleo GmbH	IVC BVBA	100%

Moduleo Limited	IVC BVBA	100%

Mohawk Australia Pty Ltd	Premium Floors Australia Pty Limited	100%

Mohawk Canada Corporation	Mohawk Carpet, LLC	100%

Mohawk Capital Luxembourg S.A.	Mohawk International Holdings S.à r.l.	100%	Material Subsidiary

Mohawk Carpet Distribution, Inc.	Aladdin Manufacturing Corporation	100%	Material Subsidiary

Name of Loan Party or Subsidiary	Name of Equity Holder	Percentage of Ownership Interests of such Class and Series	Classification
Mohawk Carpet Transportation Of Georgia, LLC	Mohawk Carpet Distribution, Inc.	100%

Mohawk Carpet, LLC	Mohawk Industries, Inc.	100%

Mohawk Commercial, Inc.	Mohawk Carpet, LLC	100%

Mohawk ESV, Inc.	Mohawk Carpet, LLC	100%

Mohawk Europe BVBA	Mohawk International Holdings S.à r.l. Unilin BVBA	99.97% 0.03%

Mohawk Factoring II, Inc.	Mohawk Carpet, LLC World International, Inc.	80% 20%

Mohawk Factoring, LLC	Mohawk Factoring II, Inc.	100%	Material Subsidiary

Mohawk Finance S.à r.l.	Mohawk International Holdings S.à r.l.	100%

Mohawk Foreign Acquisitions S.à r.l.	Mohawk Foreign Funding S.à r.l. Mohawk Foreign Holdings S.à r.l.	54% 46%

Name of Loan Party or Subsidiary	Name of Equity Holder	Percentage of Ownership Interests of such Class and Series	Classification
Mohawk Foreign Funding S.à r.l.	Mohawk Global Investments S.à r.l.	100%	Material Subsidiary

Mohawk Foreign Holdings S.à r.l.	Mohawk Global Investments S.à r.l.	100%	Material Subsidiary

Mohawk Global Investments S.à r.l.	Mohawk International Holdings (DE) Corporation	100%	Material Subsidiary

Mohawk Holdings International B.V.	Mohawk Marazzi International BV Mohawk Foreign Acquisitions S.à r.l.	67% 33%

Mohawk International (Europe) S.à r.l.	Unilin Holding BVBA	100%	Material Subsidiary

Mohawk International (Hong Kong) Limited	Mohawk International Holdings S.à r.l.	100%

Mohawk International Financing S.a.r.l	Mohawk Global Investments S.à r.l.	100%	Material Subsidiary

Mohawk International Holdings (DE) Corporation	Mohawk Industries, Inc.	100%	Material Subsidiary

Mohawk International Holdings S.à r.l.	Mohawk Foreign Holdings S.à r.l.	100%	Material Subsidiary

Mohawk International Luxembourg S.à r.l.	Mohawk International Holdings S.à r.l. Mohawk Finance S.à r.l.	50% 50%

Mohawk KAI Luxembourg Holding S.à r.l.	Marazzi Acquisition S.r.l.	90%

Mohawk KAI Luxembourg S.à r.l.	Mohawk KAI Luxembourg Holding S.à r.l.	100%

Name of Loan Party or Subsidiary	Name of Equity Holder	Percentage of Ownership Interests of such Class and Series	Classification
Mohawk Marazzi International BV	Mohawk Foreign Acquisitions S.à r.l. Mohawk Foreign Holdings S.à r.l.	67.74% 32.26%

Mohawk Marazzi Russia BV	Unilin BVBA	100%

Mohawk New Zealand Limited	Mohawk Foreign Holdings S.à r.l.	100%

Mohawk Operations Luxembourg S.à r.l.	Mohawk International Financing S.a.r.l Mohawk Marazzi International BV	33% 67%

Mohawk Resources, LLC	Mohawk Carpet, LLC	100%	Material Subsidiary

Mohawk Servicing, LLC	Mohawk Carpet, LLC	100%

Mohawk Singapore Private Limited	Mohawk International Holdings S.à r.l.	100%

Mohawk Trading (Shanghai) Co., Ltd	Mohawk International (Hong Kong) Limited	100%

Mohawk Unilin Luxembourg S.à r.l.	Mohawk International (Europe) S.à r.l.	100%	Material Subsidiary

Mohawk United Finance B.V.	Mohawk United International B.V.	100%

Name of Loan Party or Subsidiary	Name of Equity Holder	Percentage of Ownership Interests of such Class and Series	Classification
Mohawk United International B.V.	Mohawk Finance S.à r.l. Mohawk International Holdings S.à r.l.	10% 90%

Mohawk Vinyl Financing S.à r.l.	Mohawk Foreign Acquisitions S.à r.l.	100%

Monarch Ceramic Tile, Inc.	Dal-Tile Group Inc.	100%

MUD (Holding) Brazil Ltda.	Unilin BVBA Mohawk International Holdings S.à r.l.	99% 1%

Oka Kerama (LLC)	Kerama Marazzi (LLC) Kerama Center (CJSC)	30% 30%

Orelshtamp OOO	Marazzi Group S.r.l. Kerama Marazzi (LLC)	0.08% 76%

Pergo (Europe) AB	Pergo Holding BV	100%

Pergo Holding BV	Unilin BVBA	100%

PJSC Budagromekhzaptchastyna	PJSC Kraj Kerama	93.2%

PJSC Kraj Kerama	Kerama Marazzi (LLC)	99.6%

Name of Loan Party or Subsidiary	Name of Equity Holder	Percentage of Ownership Interests of such Class and Series	Classification
Premium Floors Australia Pty Limited	Dal-Tile of Canada ULC	100%

Progres Ceramica SRL	Khan Asparuh AD	100%

RR Apex, LLC	Aladdin Manufacturing Corporation	100%

Sibir Kerama ZAO	Kerama Center (CJSC) Kerama Marazzi (LLC)	20% 80%

SimpleSolutions USA LLC	Unilin North America, LLC	100%

Spanin NV	Spano NV	100%

Spano Invest BVBA	Mohawk Vinyl Financing S.à r.l.	100%

Spano NV	Mohawk International Holdings S.à r.l. Unilin BVBA	0.03% 99.97%

Spanolux OOO	Spanolux SPRL	100%

Spanolux SPRL	Trinterio BVBA International Flooring Systems S.à r.l.	99.99% 0.01%

Stroytrans Orelstroy (CJSC)	Kerama Marazzi (LLC)	49%

Name of Loan Party or Subsidiary	Name of Equity Holder	Percentage of Ownership Interests of such Class and Series	Classification
Tiles Co OOD	Mohawk KAI Luxembourg Holding S.à r.l. Mohawk KAI Luxembourg S.à r.l.	30% 70%

Trinterio BVBA	International Flooring Systems S.à r.l.	100%

Ufa-Kerama (LLC)	Kerama Center (CJSC)	100%

Unilin (Malaysia) Sdn. Bhd.	Mohawk International Holdings (DE) Corporation	100%

Unilin ApS	Pergo Holding BV	100%

Unilin Beheer BV	Mohawk United International B.V.	100%

Unilin BVBA	Mohawk International Holdings S.à r.l. Mohawk Finance S.à r.l.	99.99% 0.01%	Material Subsidiary

Unilin Distribution Ukraine LLC	Unilin BVBA	100%

Unilin Distribution, Ltd.	Mohawk Foreign Holdings S.à r.l. Mohawk International Holdings S.à r.l.	64% 36%

Unilin Finland OY	Pergo Holding BV	100%

Unilin Flooring India Private Limited	Pergo Holding BV Unilin BVBA	99% 1%

Name of Loan Party or Subsidiary	Name of Equity Holder	Percentage of Ownership Interests of such Class and Series	Classification
Unilin Flooring SAS	Pergo Holding BV	100%

Unilin GmbH	Unilin BVBA	100%

Unilin Holding BVBA	Unilin BVBA Mohawk Finance S.à r.l.	99.99% 0.01%

Unilin Holding SAS	Unilin BVBA	100%

Unilin Industries BVBA	Mohawk International (Europe) S.à r.l. Unilin BVBA	99.97% 0.03%

Unilin Insulation BV	Unilin Beheer BV	100%

Unilin Insulation SAS	Unilin BVBA	100%

Unilin Insulation Sury SAS	Unilin Holding SAS	100%

Unilin North America, LLC	Mohawk Industries, Inc.	100%	Material Subsidiary

Unilin Norway AS	Pergo Holding BV	100%

Unilin OOO	Mohawk United International B.V.	100%

Name of Loan Party or Subsidiary	Name of Equity Holder	Percentage of Ownership Interests of such Class and Series	Classification
Unilin Poland Sp.Z.o.o.	Mohawk Foreign Holdings S.à r.l. Unilin BVBA	99.88%. 0.12%

Unilin s.r.o.	Unilin BVBA	100%

Unilin SAS	Unilin Holding SAS	100%

Unilin Spain SL	Pergo Holding BV	100%

Unilin US MDF Belgium Branch	Unilin BVBA	100%

World International, Inc.	Mohawk Carpet, LLC	100%

Xtratherm GmbH	Xtratherm Limited	100%

Xtratherm Limited	Unilin BVBA Hytherm (Ireland) Limited	31% 69%

Xtratherm S.à r.l.	Xtratherm Limited	100%

Xtratherm Sales B.V.	Xtratherm Limited	100%

Xtratherm UK Limited	Xtratherm Limited	100%

Name of Loan Party or Subsidiary	Name of Equity Holder	Percentage of Ownership Interests of such Class and Series	Classification
Yenisei – Kerama (LLC) LLC YY	Sibir Kerama ZAO	60%

Yugra Kerama (CJSC)	Kerama Marazzi (LLC)	60%

B.

1.	Recubrimientos Interceramic S.A. de C.V.: The Company indirectly owns approximately 49.99% of the outstanding equity interests of Recubrimientos Interceramic S.A. de C.V.

2.	Mohawk United International B.V. owns 50% of Unilin Arauco Pisos Ltda

3.	LLC “Kerama Marazzi” owns 24% of Kerama SPB OOO

4.	Marazzi Group, S.r.l. owns 10% of Penta Levigatura S.p.A. (in bankruptcy)

5.	Marazzi Group, S.r.l. owns 1.25% of Primus Capital S.p.A. (fka Omniafactor S.p.A.)

6.	Marazzi Group, S.r.l. owns 24% of Mineral Baveno S.r.l.

7.	Marazzi Group, S.r.l. owns 18% of Alluminsil Gaianello S.r.l.

8.	Marazzi Group, S.r.l. owns 35.93% of Finmill S.r.l.

9.	Finmill S.r.l. owns 18.3% of Ravenna Mill S.p.A.

10.	Pergo Holding BV owns 50% of Pergo India Pvt. Ltd.

11.	NV Spano SA owns 50% of A&S Energy NV

SCHEDULE 7.01

EXISTING LIENS

Debtor	Secured Party or Parties	Description of Collateral	Description of Lien
Mohawk Industries, Inc.	South Carolina Jobs – Economic Development Authority and Regions Bank as Trustee	Accounts and contract rights under the Loan Agreement dated as of 4/1/1997	UCC Financing Statement #2258481 5 Filed 10/07/02 Continued 04/10/2012 Delaware Secretary of State

Mohawk Industries, Inc.	NMHG Financial Services, Inc.	All equipment now or hereafter leased by Lessor to Lessee and al accessions, additions, replacements and substitutions thereto and all proceeds including insurance proceeds.	UCC Financing Statement #6433622 8 Filed 12/12/06 Continued 10/01/2011 Delaware Secretary of State

Mohawk Industries, Inc.	Regions Bank as Trustee	Accounts and contract rights under Loan Agreement dated May 1, 1997 between Debtor and South Carolina Jobs-Economic Development Authority, as amended	UCC Financing Statement #2007 1209591 Filed 3/30/07 Delaware Secretary of State

Mohawk Industries, Inc.	General Electric Capital Corporation	All Equipment leased to or financed for the Debtor by SP under Lease Agreement No. 8418046-009 including all accessories, accessions, replacements, additions, substitutions, add-ons and upgrades thereto and any proceeds therefrom.	UCC Financing Statement #2010 2389751 Filed 7/9/10 Delaware Secretary of State

Mohawk Industries, Inc.	Wells Fargo Bank, N.A.	1- Used Mitsubishi Forklift and all equipment parts, accessories, substitutions, additions, etc. installed in or used therewith and proceeds thereof, together with all installment payments, proceeds and payments due, relating to said equipment.	UCC Financing Statement #2010 4039024 Filed 11/17/10 Delaware Secretary of State

Debtor	Secured Party or Parties	Description of Collateral	Description of Lien
Mohawk Industries, Inc.	Wells Fargo Bank, N.A.	2- Used 2005 Mitsubishi Forklifts and all equipment parts, accessories, substitutions, additions, etc. installed in or used therewith and proceeds thereof, together with all installment payments, proceeds and payments due, relating to said equipment.	UCC Financing Statement #2011 0858715 Filed 3/8/11 Delaware Secretary of State

Mohawk Industries, Inc.	United Rentals (North America), Inc.	Customer grants to SP a security interest in the specific Equipment and the proceeds of the Equipment to secure the prompt payment and performance of Customer’s purchase price and other obligations.	UCC Financing Statement #2012 0301210 Filed 1/25/12 Delaware Secretary of State

Mohawk Industries, Inc.	Wells Fargo Bank, N.A.	Ecoflex Hybrid and all equipment parts, accessories, substitutions, additions, etc. installed in or used therewith and proceeds thereof, together with all installment payments, proceeds and payments due, relating to said equipment.	UCC Financing Statement #2012 0401341 Filed 2/1/12 Delaware Secretary of State

Mohawk Industries, Inc.	United Rentals (North America), Inc.	Customer grants to SP a security interest in the specific Equipment and the proceeds of the Equipment to secure the prompt payment and performance of Customer’s purchase price and other obligations.	UCC Financing Statement #2012 0484818 Filed 2/7/12 Delaware Secretary of State

Mohawk Industries, Inc.	Wells Fargo Bank, N.A.	Advance Scrubber and all equipment parts, accessories, substitutions, additions, etc. installed in or used therewith and proceeds thereof, together with all installment payments, proceeds and payments due, relating to said equipment.	UCC Financing Statement #2012 0906562 Filed 3/8/12 Delaware Secretary of State

Mohawk Industries, Inc.	Ineos Olefins & Polymers, a Division of Ineos Usa LLC	Financing statement covering used consigned product	UCC Financing Statement #2012 1105438 Filed 3/22/12 Delaware Secretary of State

Debtor	Secured Party or Parties	Description of Collateral	Description of Lien
Mohawk Industries, Inc.	Wells Fargo Bank, N.A.	Used Sweeper and all equipment parts, accessories, substitutions, additions, etc. installed in or used therewith and proceeds thereof, together with all installment payments, proceeds and payments due, relating to said equipment.	UCC Financing Statement #2013 0990961 Filed 3/14/13 Delaware Secretary of State

Aladdin Manufacturing Corporation	NMHG Financial Services, Inc.	All equipment now or hereafter leased by Lessor to Lessee and all additions, replacements, etc. thereto and all proceeds thereof	UCC Financing Statement #2007 3253241 Filed 8/27/07 Continued 06/05/12 Delaware Secretary of State

Mohawk Industries, Inc.	NMHG Financial Services, Inc.	All equipment now or hereafter leased by Lessor to Lessee and all additions, replacements, etc. thereto and all proceeds thereof	UCC Financing Statement #2013 3635415 Filed 9/18/13 Delaware Secretary of State

Mohawk Industries, Inc.	NMHG Financial Services, Inc.	All equipment now or hereafter leased by Lessor to Lessee and all additions, replacements, etc. thereto and all proceeds thereof	UCC Financing Statement #2013 4864576 Filed 12/10/13 Delaware Secretary of State

Aladdin Manufacturing Corporation	Toyota Motor Credit Corporation	Forklifts	UCC Financing Statement #2013 1076240 filed 3/7/13 Delaware Secretary of State

DAL-TILE CORPORATION	TFS Capital Funding, Operations Counsel – Construction	One Genie Z45/25 Articulating Boom and all accessions, replacements, add-ons	UCC Financing Statement #2007051802932 Filed 5/18/07 Continued 03/06/2012 Pennsylvania Department of State

DAL-TILE CORPORATION	General Electric Capital Corporation	All Equipment leased to or financed for Debtor by SP under Master Equipment Lease Agreement No. 8404978-006 including all accessories, replacements, etc. and proceeds	UCC Financing Statement #2008121602327 Filed 12/16/08 Continued 08/12/13 Pennsylvania Department of State

Debtor	Secured Party or Parties	Description of Collateral	Description of Lien
Dal-Tile Corporation	Crown Credit Company	All equipment now or hereafter leased from Lessor by Lessee pursuant to Master Lease Agreement dated 11/1/01 together with all schedules, exhibits, etc. including material handling equipment, batteries, chargers, trucks, etc. and related equipment and all additions, etc. and all proceeds	UCC Financing Statement #2009060107793 Filed 6/1/09 Continued 05/05/14 Pennsylvania Department of State

Dal-Tile Corporation	PNC Equipment Finance, LLC	All equipment and other goods and all software and other general intangibles now or hereafter leased from Lessor by Lessee pursuant to Schedule No. 177561000 to Master Lease Agreement	UCC Financing Statement #2013111507475 Filed 11/15/13 Pennsylvania Department of State

Dal-Tile Corporation	PNC Equipment Finance, LLC	All equipment and other goods and all software and other general intangibles now or hereafter leased from Lessor by Lessee pursuant to Schedule No. 178013000 to Master Lease Agreement	UCC Financing Statement #2013121902627 Filed 12/19/13 Pennsylvania Department of State

Dal-Tile Corporation	PNC Equipment Finance, LLC	All equipment and other goods and all software and other general intangibles now or hereafter leased from Lessor by Lessee pursuant to Schedule No. 179510000 to Master Lease Agreement	UCC Financing Statement #2014053003567 Filed 5/30/14 Pennsylvania Department of State

Dal-Tile Corporation	PNC Equipment Finance, LLC	All equipment and other goods and all software and other general intangibles now or hereafter leased from Lessor by Lessee pursuant to Schedule No. 179563000 to Master Lease Agreement	UCC Financing Statement #2014053005559 Filed 5/30/14 Pennsylvania Department of State

Dal-Tile Corporation	PNC Equipment Finance, LLC	All equipment and other goods and all software and other general intangibles now or hereafter leased from Lessor by Lessee pursuant to Schedule No. 179672000 to Master Lease Agreement	UCC Financing Statement #2014082701207 Filed 8/27/14 Pennsylvania Department of State

Debtor	Secured Party or Parties	Description of Collateral	Description of Lien
Dal-Tile Corporation	PNC Equipment Finance, LLC	All equipment and other goods and all software and other general intangibles now or hereafter leased from Lessor by Lessee pursuant to Schedule No. 184461000 to Master Lease Agreement	UCC Financing Statement #2014102900696 Filed 10/29/14 Pennsylvania Department of State

DAL-TILE CORPORATION	General Electric Capital Corporation	1-2004 Forklift and attachments plus all replacements, exchanges, etc lease, and other proceeds thereof.	UCC Financing Statement #2010051861995 Filed 5/18/10 Pennsylvania Department of State

DAL-TILE CORPORATION	General Electric Capital Corporation	Mitsubishi Forklift and attachments plus all replacements, exchanges, etc lease, and other proceeds thereof.	UCC Financing Statement #2010052503683 Filed 5/25/10 Pennsylvania Department of State

Dal-Tile Corporation	De Lage Landen Financial Services, Inc.	All equipment of any make or manufacture, together with all accessories and attachments financed by or leased to Lessee by Lessor under Master Lease Agreement Number 782.	UCC Financing Statement #2010060805479 Filed 6/8/10 Continued 02/27/15 Pennsylvania Department of State

DAL-TILE CORPORATION	Toyota Motor Credit Corporation	Five Toyota Forklifts	UCC Financing Statement #2010102505703 Filed 10/25/10 Pennsylvania Department of State

DAL-TILE CORPORATION	Raymond Leasing Corporation	Specific items	UCC Financing Statement #2010120303846 Filed 12/3/10 Pennsylvania Department of State

DAL-TILE CORPORATION	Toyota Motor Credit Corporation	Two Toyota Forklifts	UCC Financing Statement #2010120606153 Filed 12/6/10 Pennsylvania Department of State

DAL-TILE CORPORATION	Toyota Motor Credit Corporation	Three Toyota Forklifts and Six Batteries	UCC Financing Statement #2011033004204 Filed 3/30/11 Pennsylvania Department of State

Debtor	Secured Party or Parties	Description of Collateral	Description of Lien
DAL-TILE CORPORATION	Toyota Motor Credit Corporation	Advance; assigned by Shoppa’s Material Handling, Ltd. On initial filing	UCC Financing Statement #2011092602710 Filed 9/26/11 Pennsylvania Department of State

DAL-TILE CORPORATION	KENCO MATERIAL HANDLING SOLUTIONS, LLC	leased forklift	UCC Financing Statement #2011110205367 Filed 11/2/11 Pennsylvania Department of State

DAL-TILE CORPORATION	RAYMOND LEASING CORPORATION	leased equipment	UCC Financing Statement #2011110807349 Filed 11/8/11 Pennsylvania Department of State

DAL-TILE CORPORATION	Toyota Motor Credit Corporation	leased forklift	UCC Financing Statement #2011111706942 Filed 11/17/11 Pennsylvania Department of State

DAL-TILE CORPORATION	RAYMOND LEASING CORPORATION	leased equipment	UCC Financing Statement #2011122808496 Filed 12/28/11 Pennsylvania Department of State

DAL-TILE CORPORATION	Toyota Motor Credit Corporation	leased forklifts; assigned by Kenco Material Handling Solutions, LLC on initial filing	UCC Financing Statement #2012052302643 Filed 5/23/12 Pennsylvania Department of State

DAL-TILE CORPORATION	Toyota Motor Credit Corporation	leased forklifts; assigned by Kenco Material Handling Solutions, LLC on initial filing	UCC Financing Statement #2012071305882 Filed 7/13/12 Pennsylvania Department of State

Debtor	Secured Party or Parties	Description of Collateral	Description of Lien
DAL-TILE CORPORATION	Toyota Motor Credit Corporation	leased forklift; assigned by Kenco Material Handling Solutions, LLC on initial filing	UCC Financing Statement #2012072406457 Filed 7/24/12 Pennsylvania Department of State

DAL-TILE CORPORATION	RAYMOND LEASING CORPORATION	leased equipment	UCC Financing Statement #2012080205502 Filed 8/2/12 Pennsylvania Department of State

DAL-TILE CORPORATION	Toyota Motor Credit Corporation	leased forklifts; assigned by Kenco Material Handling Solutions, LLC on initial filing	UCC Financing Statement #2012081506486 Filed 8/15/12 Pennsylvania Department of State

DAL-TILE CORPORATION	Toyota Motor Credit Corporation	leased forklifts; assigned by Kenco Material Handling Solutions, LLC on initial filing	UCC Financing Statement #2012101206120 Filed 10/12/12 Pennsylvania Department of State

DAL-TILE CORPORATION	Toyota Motor Credit Corporation	leased forklifts; assigned by Kenco Material Handling Solutions, LLC on initial filing	UCC Financing Statement #2012102206931 Filed 10/22/12 Pennsylvania Department of State

DAL-TILE CORPORATION	CATERPILLAR FINANCIAL SERVICES CORPORATION	wheel loader	UCC Financing Statement #2013032602926 Filed 3/26/13 Pennsylvania Department of State

DAL-TILE CORPORATION	Toyota Motor Credit Corporation	leased forklifts; assigned by Kenco Material Handling Solutions, LLC on initial filing	UCC Financing Statement #2013043010099 Filed 4/30/13 Pennsylvania Department of State

Debtor	Secured Party or Parties	Description of Collateral	Description of Lien
DAL-TILE CORPORATION	Toyota Motor Credit Corporation	leased forklifts; assigned by Kenco Material Handling Solutions, LLC on initial filing	UCC Financing Statement #2013050721867 Filed 5/7/13 Pennsylvania Department of State

DAL-TILE CORPORATION	PNC Equipment Finance, LLC	leased equipment	UCC Financing Statement #2013051004820 Filed 5/10/13 Pennsylvania Department of State

DAL-TILE CORPORATION	Toyota Motor Credit Corporation	leased forklifts; assigned by Kenco Material Handling Solutions, LLC on initial filing	UCC Financing Statement #2013060305766 Filed 6/3/13 Pennsylvania Department of State

DAL-TILE CORPORATION	PNC Equipment Finance, LLC	leased equipment	UCC Financing Statement #2013062803120 Filed 6/28/13 Pennsylvania Department of State

DAL-TILE CORPORATION	Toyota Motor Credit Corporation	leased forklifts; assigned by Kenco Material Handling Solutions, LLC on initial filing	UCC Financing Statement #2013072507009 Filed 7/25/13 Pennsylvania Department of State

DAL-TILE CORPORATION	Toyota Motor Credit Corporation	leased forklifts; assigned by Kenco Material Handling Solutions, LLC on initial filing	UCC Financing Statement #2013081403074 Filed 8/14/13 Pennsylvania Department of State

MOHAWK INDUSTRIES, INC	THE COLORMATRIX CORPORATION	Dosing equipment with marked labels identifying owner as ColorMatrix	UCC Financing statement #2015 3037669 filed 7/14/15 Delaware Department of State

Debtor	Secured Party or Parties	Description of Collateral	Description of Lien
DAL-TILE GROUP INC.	De Lage Landen Financial Services, Inc.	All equipment of any make or manufacture together with all accessories and attachments financed by or leased to Lessee by Lessor under Master Lease Agreement No. 555	UCC Financing Statement #5256781 7 Filed 8/17/05 and continued 6/21/10 Delaware Secretary of State

MOHAWK CARPET, LLC	XPEDX, AN INTERNATIONAL PAPER COMPANY	Consigned products	UCC Financing Statement #2013 4812781 Filed 12/6/13 Delaware Secretary of State

MOHAWK CARPET, LLC	CISCO SYSTEMS CAPITAL CORPORATION	Consigned products	UCC Financing Statement #2014 0643429 Filed 2/19/14 Delaware Secretary of State

MOHAWK CARPET, LLC	AT&T Capital Services, Inc.	All telecommunications and data equipment including all additions, upgrades etc. and all proceeds along with any other Equipment and other items and rights, leased, licensed or otherwise provided to Lessee by Lessor.	UCC Financing Statement #2009 1851978 Filed 6/10/09 Continued 01/07/14 Delaware Secretary of State

MOHAWK CARPET, LLC	AT&T Capital Services, Inc.	All telecommunications and data equipment including all additions, upgrades, etc. and all proceeds along with any other Equipment and other items and rights, leased, licensed or otherwise provided to Lessee under Schedule No. 001-4561100-004 between Lessee and Lessor and all supplementary schedules, exhibits including CISCO 2811 Routers.	UCC Financing Statement #2009 2051180 Filed 6/26/09 Continued 01/07/14 Delaware Secretary of State

Debtor	Secured Party or Parties	Description of Collateral	Description of Lien
Mohawk Carpet, LLC	AT&T Capital Services, Inc.	All telecommunications and data equipment including all additions, upgrades etc. and all proceeds along with any other Equipment and other items and rights, leased, licensed or otherwise provided to Lessee under Schedule no. 001-4561100-014 between Lessee and Lessor and all supplementary schedules, exhibits including specific CISCO Routers and related peripherals.	UCC Financing Statement #2009 3449599 Filed 10/27/09 Continued 08/13/14 Delaware Secretary of State

Mohawk Carpet, LLC	AT&T Capital Services, Inc.	All telecommunications and data equipment including all additions, upgrades, etc. and all proceeds along with any other Equipment and other items and rights, leased, licensed or otherwise provided to Lessee under Schedule No. 001-4561100-007 between Lessee and Lessor and all supplementary schedules, exhibits including specific CISCO Routers and related peripherals.	UCC Financing Statement #2009 3453963 Filed 10/27/09 Continued 08/13/14 Delaware Secretary of State

Mohawk Carpet, LLC	AT&T Capital Services, Inc.	All telecommunications and data equipment including all additions, upgrades, etc. and all proceeds along with any other Equipment and other items and rights, leased, licensed or otherwise provided to Lessee under Schedule No. 001-4561100-011 between Lessee and Lessor and all supplementary schedules, exhibits including specific CISCO modules and related peripherals.	UCC Financing Statement #2009 3456412 Filed 10/28/09 Continued 08/13/14 Delaware Secretary of State

Debtor	Secured Party or Parties	Description of Collateral	Description of Lien
Mohawk Carpet, LLC	AT&T Capital Services, Inc.	All telecommunications and data equipment including all additions, upgrades, etc. and all proceeds along with any other Equipment and other items and rights, leased, licensed or otherwise provided to Lessee under Schedule No. 001-4561100-009 between Lessee and Lessor and all supplementary schedules, exhibits including specific Wave Modules and related peripherals.	UCC Financing Statement #2009 3456420 Filed 10/28/09 Continued 08/13/14 Delaware Secretary of State

Mohawk Carpet, LLC	AT&T Capital Services, Inc.	All telecommunications and data equipment including all additions, upgrades, etc. and all proceeds along with any other Equipment and other items and rights, leased, licensed or otherwise provided to Lessee under Schedule No. 001-4561100-019 between Lessee and Lessor and all supplementary schedules, exhibits including specific CISCO Modules and related peripherals.	UCC Financing Statement #2010 1631914 Filed 4/27/10 Delaware Secretary of State

Mohawk Carpet, LLC	AT&T Capital Services, Inc.	All telecommunications and data equipment, including all additions, upgrades and accessions thereto and all proceeds thereof along with any other Equipment and other items and rights, leased, licensed or provided to Lessee under Schedule No. 001-4561100-022 between Lessor and Lessee and all supplementary schedules, exhibits and attachments thereto.	UCC Financing Statement #2010 2869620 Filed 8/17/10 Delaware Secretary of State

Debtor	Secured Party or Parties	Description of Collateral	Description of Lien
Mohawk Carpet, LLC	AT&T Capital Services, Inc.	All telecommunications and data equipment, including all additions, upgrades and accessions thereto and all proceeds thereof along with any other Equipment and other items and rights, leased, licensed or provided to Lessee under Schedule No. 001-4561100-024 between Lessor and Lessee and all supplementary schedules, exhibits and attachments thereto.	UCC Financing Statement #2010 4000778 Filed 11/15/10 Delaware Secretary of State

Mohawk Carpet, LLC	Banc of America Leasing & Capital, LC	Specific items including all replacements, parts, repairs and attachments affixed thereto, now owned or hereafter acquired and all proceeds thereof.	UCC Financing Statement #2010 4393702 Filed 12/13/10 Delaware Secretary of State

Mohawk Carpet, LLC	Banc of America Leasing & Capital, LC	Specific items including all replacements, parts, repairs and attachments affixed thereto, now owned or hereafter acquired and all proceeds thereof.	UCC Financing Statement #2010 4393751 Filed 12/13/10 Delaware Secretary of State

Mohawk Carpet, LLC	AT&T Capital Services, Inc.	leased telecommunications and data equipment	UCC Financing Statement #2012 0340481 filed 1/27/12 Delaware Secretary of State

Mohawk Carpet, LLC	AT&T Capital Services, Inc.	leased telecommunications and data equipment	UCC Financing Statement #2012 0977019 filed 3/14/12 Delaware Secretary of State

Mohawk Carpet, LLC	AT&T Capital Services, Inc.	leased telecommunications and data equipment	UCC Financing Statement #2012 0977225 filed 3/14/12 Delaware Secretary of State

Mohawk Carpet, LLC	AT&T Capital Services, Inc.	leased telecommunications and data equipment	UCC Financing Statement #2013 1871772 filed 5/16/13 Delaware Secretary of State

Mohawk Carpet, LLC	Dell Financial Services L.L.C.	rights to use software, etc. financed under Installment Payment Agreement and credits and refunds	UCC Financing Statement #2013 2055664 filed 5/30/13 Delaware Secretary of State

Mohawk Carpet, LLC	Banc of America Leasing & Capital LLC	1VMAX, etc.	UCC Financing Statement #2013 2510585 filed 6/28/13 Delaware Secretary of State

MOHAWK CARPET DISTRIBUTION, INC.	IHFC PROPERTIES, LLC	leased installations, samples and goods	UCC Financing Statement #2012 3937598 filed 10/12/12 Delaware Secretary of State

Debtor	Secured Party or Parties	Description of Collateral	Description of Lien
MOHAWK CARPET DISTRIBUTION, INC.	IHFC PROPERTIES, LLC	Leased installations, samples and goods	UCC Financing Statement #2012 4976348 Filed 12/20/12 Delaware Secretary of State

MONARCH CERAMIC TILE INC	DE LAGE LANDEN FINANCIAL SERVICES, INC.	Leased equipment including all components, additions, upgrades and attachments.	UCC Financing Statement #06-0000466799 filed 1/5/06 Continued 12/23/10 Texas Secretary of State

MONARCH CERAMIC TILE INC	GENERAL ELECTRIC CAPITAL CORPORATION	Leased forklifts	UCC Financing Statement #10-0003204777 filed 02/03/10 Continued 09/15/14 Texas Secretary of State

MONARCH CERAMIC TILE INC	CHASE EQUIPMENT FINANCE, INC.	6- Linde Forklift Trucks together with all parts, accessories, substitutions, additions, etc. installed in or used therewith and proceeds thereof, together with all installment payments, proceeds and payments due, relating to said equipment.	UCC Financing Statement #10-0021019701 filed 7/21/10 Texas Secretary of State

MONARCH CERAMIC TILE INC	JPMORGAN CHASE BANK, N.A.	Certain pallet trucks together with all parts, accessories, substitutions, additions, etc. installed in or used therewith and proceeds thereof, together with all installment payments, proceeds and payments due, relating to said equipment.	UCC Financing Statement #12-0016400024 filed 5/22/12 Texas Secretary of State

MONARCH CERAMIC TILE INC	JPMORGAN CHASE BANK, N.A.	Certain pallet trucks together with all parts, accessories, substitutions, additions, etc. installed in or used therewith and proceeds thereof, together with all installment payments, proceeds and payments due, relating to said equipment.	UCC Financing Statement #13-0003683721 filed 5/22/12 Texas Secretary of State

MOHAWK CARPET TRANSPORTATION OF GEORGIA, LLC	SunTrust Leasing Corporation	Equipment leased pursuant to Equipment Lease Agreement dated 7/29/03 between Lessor and Lessee, together with all improvements, additions, etc. and proceeds thereof– collateral includes Roland Curtainside Upper Structure installed on Trailer	UCC Financing Statement #6448435 8 Filed 12/21/06 Continued 12/15/11 Delaware Secretary of State

Debtor	Secured Party or Parties	Description of Collateral	Description of Lien
MOHAWK CARPET TRANSPORTATION OF GEORGIA, LLC	BEVERLY BANK & TRUST COMPANY, N.A.	leased equipment; assigned by Technology Investment Partners, L.L.C.10/19/12	UCC Financing Statement #2012 2549758 Filed 7/2/12 Delaware Secretary of State

MOHAWK CARPET DISTRIBUTION, INC. KARASTAN (additional Debtor)	IHFC PROPERTIES, LLC	Financing statement covering installations, samples, etc in Space No. H309, 201 E. Commerce Avenue, High Point, NC	UCC Financing Statement 2015 2355989 filed 6/3/15 Delaware Secretary of State

UNILIN NORTH AMERICA, LLC	FINANCIAL SERVICING, LLC AND OR ITS ASSIGNS	Financing statement covering Mitel phone system	UCC Financing Statement 2015 1814283 filed 4/28/15 Delaware Secretary of State

IVC US, Inc.	United Rentals (North America), Inc.	Financing statement covering specific equipment	UCC Financing Statement 056-2011-000374 filed 3/30/11 in Fayette County, GA

IVC US, Inc.	PolyOne SIPS	Financing statement covering: (a) goods, (b) instruments, (c) Chattel paper, (d) books and records, (e) accounts, (f) accounts receivable, (g) general intangibles, and (h) payment intangibles; proceeds and supporting obligations	UCC Financing Statement 056-2011-000675 filed 5/25/11 in Fayette County, GA

IVC US, Inc.	United Rentals (North America), Inc.	Financing statement covering specific equipment	UCC Financing Statement 056-2011-001227 filed 8/23/11 in Fayette County, GA

IVC US INC.	NMHG Financial Services, Inc.	Financing statement covering leased equipment	UCC Financing Statement 038-2014-003407 filed 4/15/14 in Coweta County , GA

IVC US	Tuftco Corporation	Copy furnished upon request (similar name report (no copies))	UCC Financing Statement 155-2010-001028 filed 8/31/10 in Whitfield County, GA

Dal-Tile Corporation	PNC Equipment Finance, LLC	Financing statement covering leased equipment	UCC Financing Statement 2015032403360 filed 3/24/15 Pennsylvania Department of State

Dal-Tile Corporation	PNC Equipment Finance, LLC	Financing statement covering leased equipment	UCC Financing Statement 2015033107654 filed 3/31/15 Pennsylvania Department of State

Dal-Tile Corporation	PNC Equipment Finance, LLC	Financing statement covering leased equipment	UCC Financing Statement 2015062201293 filed 6/22/15 Pennsylvania Department of State

Dal-Tile Corporation	PNC Equipment Finance, LLC	Financing statement covering leased equipment	UCC Financing Statement 2015070705621 filed 7/7/15 Pennsylvania Department of State

Debtor	Secured Party or Parties	Description of Collateral	Description of Lien
Dal-Tile Corporation	PNC Equipment Finance, LLC	Financing statement covering leased equipment	UCC Financing Statement 2015082600694 filed 8/19/15 Pennsylvania Department of State

Dal-Tile Corporation	PNC Equipment Finance, LLC	Financing statement covering leased equipment	UCC Financing Statement 2015090800032 filed 8/28/15 Pennsylvania Department of State

Dal-Tile Corporation	PNC Equipment Finance, LLC	Financing statement covering leased equipment	UCC Financing Statement 2015102000042 filed 10/9/15 Pennsylvania Department of State

Dal-Tile Corporation	PNC Equipment Finance, LLC	Financing statement covering leased equipment	UCC Financing Statement 2015110300290 filed 11/2/15 Pennsylvania Department of State

Dal-Tile Corporation	PNC Equipment Finance, LLC	Financing statement covering leased equipment	UCC Financing Statement 2015110600308 filed 11/3/15 Pennsylvania Department of State

Dal-Tile Corporation	PNC Equipment Finance, LLC	Financing statement covering leased equipment	UCC Financing Statement 2015112001456 filed 11/19/15 Pennsylvania Department of State

Dal-Tile Corporation	PNC Equipment Finance, LLC	Financing statement covering leased equipment	UCC Financing Statement 2015121000955 filed 12/7/15 Pennsylvania Department of State

Dal-Tile Corporation	PNC Equipment Finance, LLC	Financing statement covering leased equipment; amended 2/17/16 to add collateral	UCC Financing Statement 2016010400117 filed 12/29/15 Pennsylvania Department of State

Dal-Tile Corporation	PNC Equipment Finance, LLC	Financing statement covering leased equipment	UCC Financing Statement 2016020500723 filed 2/5/16 Pennsylvania Department of State

SCHEDULE 7.03

EXISTING INDEBTEDNESS

1.	The following Commercial Paper Program:

European Commercial Paper facility with Mohawk Capital Luxembourg, S.A. as Borrower	€1,000,000,000

2.	The following Term Loans:

Term Loan between Economico and Intesa SanPaolo S.p.A, as lenders, and Marazzi Group Srl., as Borrower	€2,084,267

Term Loan dated January 23,2012 between Ministero dello Sviluppo Economico and Intesa SanPaolo S.p.A, as lenders, and Marazzi Group Srl., as Borrower	€2,599,900

Term Loan dated July 26, 2012 between Ministero dello Sviluppo Economico and Intesa SanPaolo S.p.A, as lenders, and Marazzi Group Srl., as Borrower	€1,447,455

3.	The following Credit Facilities:

Credit facility between Bank of America NA Shanghai Branch, as lender, and Marazzi Group Trading (Shanghai) Co., Ltd, as Borrower	RMB 25,000,000

Credit facility dated May 21, 2012 between Bank of America NA Shanghai Branch, as lender, and Mohawk Trading (Shanghai) Co. Ltd, as Borrower	RMB 2,000,000

Credit facility dated September 10, 2014 between Credit Agricole Corporate and Investment Bank ZAO, as lender, and Kerama Marazzi LLC, as Borrower	RUR 1,000,000,000

Credit facility between ING Belgium SA/NV, as lender, and Unilin B.V.B.A. as Borrower	€6,000,000

Credit facility between Hong Leong Bank Bhd. (fka EON Bank Bhd.), as lender, and Unilin (Malaysia), as Borrower	MYR 14,000,000

Credit facility dated April 27, 2012 between ING Belgium SA/NV as lender, and Mohawk International Holdings S.à r.l., as Borrower	€7,500,000 £3,000,000 $2,000,000

4.	The following Capital Leases:

•	Lease for 550 Cloniger Drive, Thomasville, North Carolina, dated June 1, 2004, between Unilin Flooring NC, LLC and Davidson County Finance Department.

•	Various lease schedules under Master Equipment Lease between Unilin Roofing Netherlands and Leaseplan, dated May 1, 2004.

•	Various Automobile Leases between Premium Floors Australia Pty Ltd and Commonwealth Bank of Australia.

•	Two capital leases between IDELUX and the IVC group in the outstanding principal amounts of EUR 5,957,450.25 EUR and EUR 767,232.06.

5.	The following Bank Guaranties:

Guarantees			Amount in EUR
Guarentees given			137,122 EUR
	Roofing Systems	N1:ING borgtocht 01-346556 ten belope van 500 € ten gunste van EING KANTOOR DER DOUANE EN ACCIJNZEN
N1:ING zekerheidstelling 01-347533 ten belope van 500 € ten gunste van EING KANTOOR DER DOUANE EN ACCIJNZEN
N1:ING borgtocht 01-338713 ten belope van 5.000 € ten gunste van EING KANTOOR DER DOUANE EN ACCIJNZEN
N4:ING verbintenis 01-348992 ten belope van 1.500 € ten gunste van Agentschap NL Den Haag
N9:ING borgtocht 496.6050 ten belope van 100.000 € ten gunste van SEDL
N3:ING borgtocht 01.353962 ten belope van 26.522 € ten gunste van TOTAL RAFFINAGE MARKETING
N9:ING borgtocht 01.367695 ten belope van 3.100 € ten gunste van DOUANES DE LYON-FRANCE

MDF Europe	2100	Guarantee of 310.000 EUR – national regulation health & safety	310,000 EUR
	2100	Bank of Antwerp – Effective date 07/02/2016 – 12/31/2099 End date	88,924.00 EUR

Amount in EUR

Flooring Europe – Other	0600	Bank guaruantee that allows Unlim Distributiono to postpone tax payment	404,000 GBP
	0600	Bank guaruantee ING BANK NV UK	120,000 GBP
	0100	Bank guaruantee Douane & accijnzen (0100)	25,000 EUR
	0100	Bank guaruantee CMA CGM (0100)	34,487 EUR

Khan Asparuh AD

Lender	Effetive Date	End Date	Amount in USD	Description
UniCredit Bulbank	2/1/2015	1/31/2017	1,637,760.29	Bulgargaz EAD
UniCredit Bulbank	2/1/2015	1/31/2017	30,339.40	Electroenergien Sistemen Operator
UniCredit Bulbank	2/1/2015	1/31/2017	8,369.00	Electroenergien Sistemen Operato

UniCredit Bulbank	2/1/2015	1/31/2017	1,202,088.68	Bulgargaz EAD
UniCredit Bulbank	2/1/2015	1/31/2017	20,204.64	Electroenergien Sistemen Operator
UniCredit Bulbank	2/1/2015	1/31/2017	5,679.00	Electroenergien Sistemen Operator

KAI Mining EOOD

Lender	Effective Date	End Date	Amount in BGN	Description
Raiffeisen Bank	2/1/2015	1/31/2017	3916.40	Ministry of Energy
Raiffeisen Bank	2/1/2015	1/31/2017	345.00	Ministry of Energy
Raiffeisen Bank	2/1/2015	1/31/2017	28882.95	Ministry of Energy

IVC BVBA

Lender	Effective Date	End Date	Amount in EUR	Description
KBC Bank N.V.	11/6/2009	12/31/2099	20,000.00	Customs and Excise

Unilin (Malaysia)

Ref No.	Beneficiary	Effective	Expiration	Amount (MYR)
BGSPI002727	Tenaga Nasional Bhd	18-May-15	17-May-16	310,000.00
BGSPI002899	Tenaga Nasional Bhd	1-Nov-15	31-Oct-16	1,040,000.00
BGSPI002882	Tenaga Nasional Bhd	1-Nov-15	31-Oct-16	100,000.00

6.	The following Letters of Credit:

Marazzi Group S.r.l.

L/C NUMBER	ISSUING BANK	ISSUED	EXPIRATION	BENEFICIARY	AMOUNT
638322	Banca Popolare dell’Emilia Romagna	10/28/1998	expiration subject to beneficiary’s approval	CARTE CREDITO – VIACARD	€10,850.00
642125	Banca Popolare dell’Emilia Romagna	10/28/1998	expiration subject to beneficiary’s approval	CARTE CREDITO – VIACARD	€179,800.00
908788	Banca Popolare dell’Emilia Romagna	10/10/2007	expiration subject to beneficiary’s approval	CARTE CREDITO – VIACARD	€378,200.00
923062	Banca Popolare dell’Emilia Romagna	3/11/2006	expiration subject to beneficiary’s approval	CARTE CREDITO – VIACARD	€4,650.00
997235	Banca Popolare dell’Emilia Romagna	4/12/2007	expiration subject to beneficiary’s approval	CARTE CREDITO – VIACARD	€38,000.00
02/201626	Banca Popolare dell’Emilia Romagna	9/3/2002	expiration subject to beneficiary’s approval	Sassuolo Municipality	€2,086.00
06/303182	Banca Popolare dell’Emilia Romagna	10/4/2006	expiration subject to beneficiary’s approval	Customs Agency – Frosinone	€5,000.00
06/303183	Banca Popolare dell’Emilia Romagna	10/4/2006	expiration subject to beneficiary’s approval	Revenue Agency – Bologna	€10,000.00
06/303184	Banca Popolare dell’Emilia Romagna	10/4/2006	expiration subject to beneficiary’s approval	Revenue Agency – Bologna	€10,000.00
06/303185	Banca Popolare dell’Emilia Romagna	10/4/2006	expiration subject to beneficiary’s approval	Revenue Agency – Bologna	€3,000.00
07/313515	Banca Popolare dell’Emilia Romagna	11/8/2007	10/06/21	Modena Province	€1,094,400.00
10/338522	Banca Popolare dell’Emilia Romagna	9/27/2010	04/14/29	Modena Province	€201,600.00
12/353981	Banca Popolare dell’Emilia Romagna	10/2/2012	expiration subject to beneficiary’s approval	Revenue Agency – Modena	€249,823.00
12/354073	Banca Popolare dell’Emilia Romagna	10/12/2012	expiration subject to beneficiary’s approval	Revenue Agency – Modena	€97,632.00

12/355004	Banca Popolare dell’Emilia Romagna	12/3/2012	expiration subject to beneficiary’s approval	Fiorano Municipality	€200,000.00
14/36841	Banca Popolare dell’Emilia Romagna	5/22/2014	5/21/2016	Cassa Conguaglio per il Settore Elettrico (CCSE)	€632,855.26
24436	Banco Popolare	7/24/1995	expiration subject to beneficiary’s approval	Sassuolo Municipality	€129,114.22
24437	Banco Popolare	7/24/1995	expiration subject to beneficiary’s approval	Sassuolo Municipality	€144,607.93
27176	Banco Popolare	11/15/1995	expiration subject to beneficiary’s approval	Sassuolo Municipality	€44,482.43
607316	Unicredit Banca	7/8/1997	expiration subject to beneficiary’s approval	Sassuolo Municipality	€10,667.01
610234	Unicredit Banca	1/19/1998	expiration subject to beneficiary’s approval	Sassuolo Municipality	€625.26
1799168	Unicredit Banca	12/7/2012	12/7/2022	Fiorano Municipality	€750,000.00
	Banco Popolare	09/18/2015	08/24/2027	Waste Disposal	€936,000.00
	Banco Popolare	10/04/2006	12/31/2099	Payment of tax on production of electricity	3,000.00
	BPER	11/09/2015	06/30/2018	Building Permit – Finale Emilia Municipality	€52,727.79

Unilin BVBA

REFERENCE NUMBER	ISSUING BANK	ISSUED	EXPIRATION	BENEFICIARY	AMOUNT
202-02-4031741-X	Nordea Sweden	11/01/12	open ended	VISMA services VAT AS	100,000(NOK)
201-02-4031732-X	Nordea Sweden	11/30/99	open ended	Tolldistriktssjefen I Oslo og Akershus Tolldistrikt	13,000,000 (NOK)
CKZ C10-4298907-50	KBC	11/30/99	open ended	Havenbedrijf Gent	70,905.92 (EUR)

GT621063/14	Bank of America Antwerp	02/27/2014	02/26/2019	OPENBARE VLAAMSE AFVALSTOFFEN	3,617,520.00 (EUR)
	Bank of America Antwerp	12/09/15	03/01/2016	OPENBARE VLAAMSE AFVALSTOFFEN	37,500.00(EUR)

Unlin bvba – Decor	1000	LC – REF IM9088661/14 Dieffenbacher GMBH	447,125.00 EUR
Unlim bvba – Flooring	0100	REVIESTIMIENTOS Y DECORACIONES – 15/10/2015 – export LC	25,000.00 EUR
Unlim bvba – Flooring	0100	PAYREPAR S. L. – 22/08/2015 – Export LC	25,000.00 EUR

Marazzi Russia

Issuing bank	Beneficiary	Amount	Currency	Issue date	Maturity date
Credit Agricole	Inspection of Federal Tax Service of Russia, Orel	85,740,875.00	rub	1/25/16	9/23/16
Credit Agricole	The Federal Customs Service of Russia, Moscow	2,500,000.00	rub	01/01/15	12/31/16
Credit Agricole	The Federal Customs Service of Russia, Moscow	2,500,000.00	rub	01/01/15	12/31/16
Credit Agricole	The Federal Customs Service of Russia, Moscow	2,500,000.00	rub	01/01/15	12/31/16
Credit Agricole	The Federal Customs Service of Russia, Moscow	12,000,000.00	rub	01/01/15	12/31/16
Credit Agricole	The Federal Customs Service of Russia, Moscow	8,400,000.00	rub	01/04/15	03/31/16

Mohawk Industries, Inc.

Uncommitted Letter of Credit and Reimbursement Agreement dated February 3, 2016 by and between Mohawk Industries, Inc., as Borrower, and KBC Bank N.V., New York Branch, as Lender	$3,000,000

7.	The following Lines of Credit:

Mohawk International Holdings S.à r.l.

Issuing bank	Type of Facility	Amount	Currency
Bank of America	INTRADAY overdraft facility	25,000,000	USD
Bank of America	Overnight facility	23,000,000	USD

SCHEDULE 7.08(e)

TRANSACTIONS WITH AFFILIATES

Share Purchase Agreement, dated January 13, 2015, by and among Mohawk Industries, Inc., Unilin BVBA, Enterhold S.A., International Flooring Systems S.A. and, for certain limited purposes, Filiep Balcaen, an individual resident of Belgium (Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated January 16, 2015). Enterhold, S.A., the seller under the foregoing Share Purchase Agreement, is controlled by Filip Balcaen, who is now a director of the Borrower. The Borrower will be making and settling indemnification claims under this agreement per its terms.

SCHEDULE 7.09

BURDENSOME AGREEMENTS

None.

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

COMPANY

and LOAN PARTIES:

c/o Mohawk Industries, Inc.

160 S. Industrial Boulevard

Calhoun, Georgia 30701

Attention: R. David Patton, General Counsel

Telephone: 706-624-2103

Telecopier: 706-625-3851

Electronic Mail: dave_patton@mohawkind.com

Website Address: www.mohawkind.com

U.S. Taxpayer Identification Number(s): 52-1604305

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Wells Fargo Bank, National Association

1525 West W.T. Harris Blvd.

MACD1109-019

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Fax: (704) 715-0017

Email: agencyservices.requests@wellsfargo.com

Other Notices as Administrative Agent:

Wells Fargo Bank, National Association

1525 West W.T. Harris Blvd.

MACD1109-019

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Fax: (704) 715-0017

Email: agencyservices.requests@wellsfargo.com